AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PSLY.COM, INC.

(“PARENT”),

MYCOTOPIA THERAPIES INC.

(“MTI”),

SILLY MERGER SUB M INC.

(“MERGER SUB M”),

SILLY MERGER SUB E INC.

(“MERGER SUB E”),

AND

EI.VENTURES, INC.

(“EVI”)

DATED AS OF

MAY ___, 2022

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May ___, 2022, by and among PSLY.COM, INC. (“Parent”), a Delaware corporation, MYCOTOPIA THERAPIES INC., a Nevada corporation (“MTI”), SILLY MERGER SUB M INC., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub M”), SILLY MERGER SUB E INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub E”), and EI.VENTURES, INC., a Delaware corporation (“EVI”) (each of Parent, Merger Sub M, Merger Sub E, MTI, and EVI, are sometimes referred to herein as a “Party,” and collectively, as the “Parties”).

RECITALS

WHEREAS, the board of directors of each of EVI (the “EVI Board”), Parent (the “Parent Board”), Merger Sub E, MTI (the “MTI Board”), and Merger Sub M have each (a) approved the business combination transaction provided for herein in which Merger Sub E will, subject to the terms and conditions set forth herein, merge with and into EVI, with EVI surviving such merger (the “EVI Merger”), so that immediately following the EVI Merger, EVI will be a direct wholly-owned Subsidiary of Parent, (b) approved the business combination transaction provided for herein in which Merger Sub M will, subject to the terms and conditions set forth herein, merge with and into MTI, with MTI surviving such merger (the “MTI Merger”) (the MTI Merger and the EVI Merger, the “Mergers”), so that immediately following the MTI Merger, MTI will be a direct wholly-owned Subsidiary of Parent, (c) determined that the terms of this Agreement are in the best interests of and fair to MTI, EVI, Parent, Merger Sub E, and Merger Sub M, as applicable, and (d) have declared the advisability of this Agreement and the Mergers;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (a) each of the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such Tax treatment being referred to as the “Intended Tax Treatment”) and (b) this Agreement be, and is hereby, adopted as a “plan of reorganization” within the meaning of Treasury Regulations §1.368–2(g) and for purposes of Sections 354 and 361 of the Code;

WHEREAS, the EVI Board has unanimously recommended the adoption of this Agreement by the stockholders of EVI;

WHEREAS, the MTI Board has unanimously recommended the adoption of this Agreement by the stockholders of MTI; and

WHEREAS, Parent, Merger Sub E, Merger Sub M, MTI, and EVI desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1.Definitions.

“Acquisition Agreement” has the meaning set forth in Section 7.2(b)(3).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent or any of its Affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation, or dissolution involving EVI or MTI, as applicable, or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement, or similar transaction.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Adverse Recommendation Change” has the meaning set forth in Section 7.2(b).

“Adverse Recommendation Change Notice” has the meaning set forth in Section 7.2(b)(1).

“Affiliate” means, with respect to any Person: (i) any director, officer,  or partner of that Person; (ii) any other Person of which that Person is a director, officer, or partner; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person, and the term “control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anticorruption Laws” has the meaning set forth in Section 4.18.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, NY, on which commercial banks are open in New York, NY for general commercial purposes.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116–136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the recitals.

“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, or other written or oral and legally binding commitment or undertaking.

“COVID-19” means SARS-Cov-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Data Activities” means the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data.

“Data Center” means a data center or facility used to house Seller’s data storage and telecommunication systems and in which Personal Data is stored or processed.

“DGCL” has the meaning set forth in Section 2.1.

“Disclosure Schedule Update” has the meaning set forth in Section 7.11.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means all Laws, including federal, state, local, foreign, and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or Release of or exposure to Hazardous Materials, or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.

“Environmental Liabilities” means all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict Liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” means all Permits necessary under Environmental Laws for the operations of a Party’s respective business.

“ERISA” means the Employee Retirement Security Act of 1974 (93 P.L. 406), as amended.

“ERISA Affiliate” means, with respect to any Person, any entity which is (or at any relevant time was) a member of a controlled group of corporations, under common control or in an affiliated service group with such Person within the meaning of Section 414(b), (c) or (m) of the Code.

“EVI” has the meaning set forth in the preamble.

“EVI Board” has the meaning set forth in the recitals.

“EVI Board Recommendation” has the meaning set forth in Section 4.4(b).

“EVI Book Entry Shares” has the meaning set forth in Section 3.7(a).

“EVI Business Employees” has the meaning set forth in Section 4.10(a).

“EVI Bylaws” has the meaning set forth in Section 2.5(a).

“EVI Certificate of Incorporation” has the meaning set forth in Section 2.5(a).

“EVI Certificate of Merger” has the meaning set forth in Section 2.3.

“EVI Common Stock” has the meaning set forth in Section 3.1(a).

“EVI Contingent Worker” has the meaning set forth in Section 4.10(g).

“EVI Disclosure Schedule” has the meaning set forth in Article IV.

“EVI Effective Time” has the meaning set forth in Section 2.3.

“EVI Employee Plan” has the meaning set forth in Section 4.9(a).

“EVI Financial Statements” has the meaning set forth in Section 4.7(a).

“EVI International Employee Plan” has the meaning set forth in Section 4.9(a).

“EVI Leased Real Property” means all real property described on Section 4.16(b) of the EVI Disclosure Schedule that is not owned in fee simple by EVI that EVI either occupies or uses or has the right to occupy or use, together with all buildings, structures, fixtures and other improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“EVI Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has had or could reasonably be expected to (i) have in a material adverse effect on the business, assets, properties, financial condition, or results of operations of EVI and its Subsidiaries, taken as a whole, or (ii) prevent, materially impede or materially delay the consummation by EVI of the EVI Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following events, effects, or circumstances, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, an EVI Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any change in GAAP or applicable Law or the interpretation thereof; (C) any act of terrorism, war (whether or not declared), pandemic (including, but not limited to, any pandemic or epidemic related to COVID-19), national disaster or any national or international calamity affecting the United States; (D) any failure to meet internal EVI projections or external analyst projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been or would be an EVI Material Adverse Effect); (E) any change in the price or trading volume of the EVI Common Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, an EVI Material Adverse Effect); or (F) any effect attributable to the announcement, performance or pendency of this Agreement or the transactions contemplated hereby; provided, further, that in the case of clauses (A), (B), or (C), any such fact, circumstance, event, change, development or effect shall be taken into account in determining whether an EVI Material Adverse Effect has occurred or would reasonably be likely to occur to the extent that such fact, circumstance, event, change, development or effect has a materially disproportionate effect on

EVI and its Subsidiaries, as compared to other similarly sized and situated participants in the industry in which EVI and its Subsidiaries conduct their businesses.

“EVI Material Contract” has the meaning set forth in Section 4.17(a).

“EVI Merger” has the meaning set forth in the recitals.

“EVI Merger Consideration” has the meaning set forth in Section 3.1(a).

“EVI Organizational Documents” has the meaning set forth in Section 2.5(a).

“EVI Owned Real Property” means all real property described on Section 4.16(b) of the EVI Disclosure Schedule that is owned by EVI, and all of EVI’s right, title, and interest in the buildings, structures, fixtures, and other improvements located thereon, together with all water lines, rights-of-way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“EVI SEC Reports” has the meaning set forth in Section 4.6(a).

“EVI Stock Certificates” has the meaning set forth in Section 3.7(a).

“EVI Stock Option” means any option issued under the EVI Stock Plan.

“EVI Stock Plan” means Ei. Ventures, Inc. 2020 Equity Incentive Plan.

“EVI Stockholder Approval” has the meaning set forth in Section 4.22.

“EVI Stockholder Meeting” has the meaning set forth in Section 7.7(a).

“EVI Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 7.1(a) made by any Person (other than Parent, Merger Sub E, or any of their Affiliates) that, if consummated, would result in such Person acquiring, directly or indirectly, all of the outstanding shares of EVI Common Stock or all or substantially all the assets of EVI and its Subsidiaries, and which offer, in the reasonable judgment of the EVI Board (after consultation with outside legal counsel and upon receipt of a written opinion of a financial advisor of nationally recognized reputation), (i) provides consideration that is more favorable to the stockholders of EVI than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement, including any changes to the terms of this Agreement proposed by Parent in response to such Person’s offer or otherwise) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“EVI Survivor” has the meaning set forth in Section 2.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.7(a).

“Exchange Fund” has the meaning set forth in Section 3.7(a).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum by-products, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person and without duplication: (a) any (i) indebtedness for borrowed money (including the current portion thereof), (ii) obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments in each case to the extent drawn, (iii) obligation evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) obligation for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) obligation for all or any part of the deferred purchase price of property or services, including any “earn-out” or similar payments or any non-compete payments, (vi) obligation under interest rate swap, hedging or similar agreements, (vii) obligation for any trade or accounts payables to Affiliates or those aged thirty (30) days or more from the date of invoice or those with respect to the purchase of property items or (viii) obligation for any deferred rent Liabilities; or (b) any obligation of others described in clause (a) of this definition that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, “Indebtedness” includes (a) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorney’s fees) with respect to the prepayment of any Indebtedness, and (b) any and all amounts owed by any Party to any of its respective Affiliates.

“Intellectual Property” means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) nonpublic information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (vii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“IRS” means the Internal Revenue Service.

“Knowledge” means:

(a)an individual will be deemed to have “Knowledge” of a particular fact or matter: (i) if such individual has actual knowledge of such fact or matter or (ii) if such individual could reasonably have acquired actual knowledge of such fact or matter in the ordinary course of performance of such individual’s duties as an officer or director of EVI or MTI, as applicable, after inquiry, with respect to such fact or matter, of EVI’s or MTI’s respective employees and after reasonable investigation with respect to such fact or matter; and

(b)a Party or its respective Affiliates and Subsidiaries will be deemed to have “Knowledge” of a particular fact or matter only if any individual who, as of a given time of determination, is specified in Section 1.1 of the EVI Disclosure Schedule with respect to EVI and Section 1.1 of the MTI Disclosure Schedule with respect to MTI has, or at any time had, Knowledge of such fact or matter.

“Law” has the meaning set forth in Section 4.13(a).

“Liability” has the meaning set forth in Section 4.7(e)

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Mergers” has the meaning set forth in the recitals.

“Merger Sub E” has the meaning set forth in the preamble.

“Merger Sub M” has the meaning set forth in the preamble.

“Merger Sub E Stock” has the meaning set forth in Section 3.2.

“Merger Sub M Stock” has the meaning set forth in Section 3.4.

“MTI Book Entry Shares” has the meaning set forth in Section 3.7(a).

“MTI Business Employees” has the meaning set forth in Section 5.10(a).

“MTI Bylaws” has the meaning set forth in Section 2.5(b).

“MTI Certificate of Incorporation” has the meaning set forth in Section 2.5(b).

“MTI Certificate of Merger” has the meaning set forth in Section 2.3.

“MTI Common Stock” has the meaning set forth in Section 3.3(a).

“MTI Contingent Worker” has the meaning set forth in Section 5.10(g).

“MTI Disclosure Schedule” has the meaning set forth in Article V.

“MTI Effective Time” has the meaning set forth in Section 2.3.

“MTI Employee Plan” has the meaning set forth in Section 5.9(a).

“MTI Financial Statements” has the meaning set forth in Section 5.7(a).

“MTI International Employee Plan” has the meaning set forth in Section 5.9(a).

“MTI Leased Real Property” means all real property described on Section 5.16(b) of the MTI Disclosure Schedule is not owned in fee simple by MTI that MTI either occupies or uses or has the right to occupy or use, together with all buildings, structures, fixtures and other improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“MTI Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has had or could reasonably be expected to (i) have in a material adverse effect on the business, assets, properties, financial condition, or results of operations of MTI and its Subsidiaries, taken as a whole or (ii) prevent, materially impede or materially delay the consummation by MTI of the MTI Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following events, effects or circumstances, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a MTI Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any change in GAAP or applicable Law or the interpretation thereof; (C) any act of terrorism, war (whether or not declared), pandemic (including, but not limited to, any pandemic or epidemic related to COVID-19), national disaster or any national or international calamity affecting the United States; (D) any failure to meet internal MTI projections or external analyst projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been or would be a MTI Material Adverse Effect); (E) any change in the price or trading volume of the MTI Common Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a MTI Material Adverse Effect); or (F) any effect attributable to the announcement, performance or pendency of this Agreement or the transactions contemplated hereby; provided, further, that in the case of clauses (A), (B), or (C), any such fact, circumstance, event, change, development or effect shall be taken into account in determining whether a MTI Material Adverse Effect has occurred or would reasonably be likely to occur to the extent that such fact, circumstance, event, change, development or effect has a materially disproportionate effect on MTI and its Subsidiaries, as compared to other similarly sized and situated participants in the industry in which MTI and its Subsidiaries conduct their businesses.

“MTI Material Contract” has the meaning set forth in Section 5.17(a).

“MTI Merger” has the meaning set forth in the recitals.

“MTI Merger Consideration has the meaning set forth in Section 3.3(a).

“MTI Organizational Documents” has the meaning set forth in Section 2.5(b).

“MTI Owned Real Property” means all real property described on Section 5.16(b) of the MTI Disclosure Schedule is owned by MTI, and all of MTI’s right, title, and interest in the buildings, structures, fixtures and other improvements located thereon, together with all water lines, rights-of-way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“MTI Preferred Stock” has the meaning set forth in Section 5.2(a).

“MTI SEC Reports” has the meaning set forth in Section 5.6(a).

“MTI Stock Certificates” has the meaning set forth in Section 3.7(a).

“MTI Stockholder Approval” has the meaning set forth in Section 5.21.

“MTI Stockholder Meeting” has the meaning set forth in Section 7.7(b).

“MTI Stock Price” has the meaning set forth in Section 3.7(d).

“MTI Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 7.1(a) made by any Person (other than Parent, Merger Sub M, or any of their Affiliates) that, if consummated, would result in such Person acquiring, directly or indirectly, all of the outstanding shares of MTI Common Stock or all or substantially all the assets of MTI and its Subsidiaries, and which offer, in the reasonable judgment of the MTI Board (after consultation with outside legal counsel and upon receipt of a written opinion of a financial advisor of nationally recognized reputation), (i) provides consideration that is more favorable to the stockholders of MTI than the consideration payable in the MTI Merger (taking into account all of the terms and conditions of such proposal and this Agreement, including any changes to the terms of this Agreement proposed by Parent in response to such Person’s offer or otherwise) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“MTI Survivor” has the meaning set forth in Section 2.1.

“MTI Warrant” has the meaning set forth in Section 3.8(b).

“NML” has the meaning set forth in Section 2.1.

“Order” has the meaning set forth in Section 4.13(a).

“Organizational Documents” means with respect to any Person, the charter, articles or certificate of incorporation, certificate of formation or organization, bylaws, the limited liability company agreement, the operating agreement, the limited partnership agreement, the partnership agreement, the trust agreement or such other organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” means September 30, 2022.

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Common Stock” has the meaning set forth in Section 3.1(a).

“Parent Disclosure Schedule” has the meaning set forth in Article VI.

“Parent Expenses” has the meaning set forth in Section9.3(b).

“Parent Preferred Stock” has the meaning set forth in Section 6.2(a).

“Parent Stock Exchange” has the meaning set forth in Section 3.7(d).

“Parent Stock Option” has the meaning set forth in Section 3.8(a).

“Parent Stock Plan” means the PSLY.com, Inc. 2022 Equity Incentive Plan.

“Parent Warrant” has the meaning set forth in Section 3.8(b).

“Party” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“PCI Requirements” means, collectively, PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements.

“Permits” has the meaning set forth in Section 4.13(c).

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the EVI SEC Reports; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of EVI or any of its Subsidiaries in the case of EVI or MTI or any of its Subsidiaries in the case of MTI, or secure a liquidated amount that is being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the MTI SEC Reports or EVI SEC Reports, as applicable; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights-of -way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) Liens or security interests that arise from agreements entered into in accordance with Section 7.1 (in the case of EVI) or Section 7.2 (in the case of MTI); (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person that is leasing real property to EVI or MTI, as applicable; and (ix) any other Liens which do not materially interfere with EVI’s (in the case of EVI) or MTI’s (in the case of MTI), use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

“Personal Data” means all data relating to one or more individuals that is (i) personally identifying, including, without limitation, data that identifies an individual or, in combination with any other information or data available to EVI or its Subsidiaries or MTI or its Subsidiaries, as applicable, is capable of identifying an individual; or (ii) non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Privacy Agreement” means, with respect to any Person, a contract (or any portion thereof) to which such Person or any of its Subsidiaries is a party that are applicable to Data Activities.

“Privacy and Data Security Policies” means, collectively, written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under the Financial Services Modernization Act of 1999, as amended (also known as the Gramm-Leach-Bliley Act) and a comprehensive information security program that includes appropriate written information security policies.

“Privacy Laws” means, collectively, all federal, state, local and foreign Laws, rules and regulations pertaining to (i) data security, cyber security, and ecommerce, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261–264, Public Law 104–191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Financial Services Modernization Act of 1999, as amended (also known as the Gramm-Leach-Bliley Act) and in each case, the rules implemented thereunder; and (ii) Data Activities.

“Recommendation” has the meaning set forth in Section 7.15(b).

“Release” means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, lawyers, advisors and investment bankers.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 7.15(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

“Takeover Laws” has the meaning set forth in Section 7.6.

“Tax” or, collectively, “Taxes” means (i) any federal, state, provincial, local or foreign income, gross receipts, license, accumulated earnings, personal holding company, profits, windfall profits, workers’ compensation, severance, payroll, employment, premium, excise, occupation, environmental, customs duties, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, stamp, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, duties, fees, levies, assessments or governmental charges or deficiencies thereof, in each case including any interest, penalty or addition thereto and (ii) any Liability for amounts of the type described in the immediately preceding clause (i) arising under any agreements or arrangements with any Person (including pursuant to Treasury Regulations § 1.1502–6 or comparable provisions of state, provincial, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

“Tax Returns” means any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) required to be filed with a Governmental Authority.

“Transfer Taxes” has the meaning set forth in Section 7.14.

“WARN Act” has the meaning set forth in Section 4.10(e).

Section 1.2.Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

ARTICLE II. THE MERGER

Section 2.1.The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub E shall be merged with and into EVI, the separate corporate existence of Merger Sub E shall cease, and EVI shall continue as the surviving corporation (the “EVI Survivor”) and as a wholly-owned Subsidiary of Parent.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of Chapter 92A of the Nevada Revised Statutes (the “NML”), at the Effective Time, Merger Sub M shall be merged with and into MTI, the separate corporate existence of Merger Sub

M shall cease, and MTI shall continue as the surviving corporation (the “MTI Survivor”) and as a wholly-owned Subsidiary of Parent.

Section 2.2.The Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction (or, to the extent permitted under this Agreement and by Law, waiver) of all conditions to the Mergers set forth in Article VIII hereof other than those conditions that by their nature are to be satisfied at the Closing (such actual date of Closing, the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing will be held at the offices of Potomac Law Group, PLLC or as otherwise may be agreed to in writing by the Parties.

Section 2.3.Effective Time. As soon as practicable after the Closing, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “EVI Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the provisions of the DGCL. The EVI Merger shall become effective at such time as the EVI Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Parties shall agree in compliance with the DGCL and as shall be set forth in the EVI Certificate of Merger (such time at which the EVI Merger becomes effective is referred to in this Agreement as the “EVI Effective Time”).  As soon as practicable after the Closing, the Parties shall file with the Secretary of State of the State of Nevada a certificate of merger (the “MTI Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the provisions of the NML. The MTI Merger shall become effective at such time as the MTI Certificate of Merger is duly filed with the Secretary of State of the State of Nevada, or at such later time as the Parties shall agree in compliance with the NML and as shall be set forth in the MTI Certificate of Merger (such time at which the MVI Merger becomes effective is referred to in this Agreement as the “MVI Effective Time”).

Section 2.4.Effects of the Mergers. The Mergers shall have the effects set forth herein and in the applicable provisions of the DGCL and NML. Without limiting the generality of the foregoing, (i) at the ETI Effective Time, all the property, rights, privileges, powers and franchises of EVI and Merger Sub E shall vest in the EVI Survivor, and all debts, Liabilities and duties of EVI and Merger Sub E shall become the debts, Liabilities and duties of the EVI Survivor, all as provided under the DGCL, and (ii) at the MTI Effective Time, all the property, rights, privileges, powers and franchises of MTI and Merger Sub M shall vest in the MTI Survivor, and all debts, Liabilities and duties of MTI and Merger Sub M shall become the debts, Liabilities and duties of the MTI Survivor, all as provided under the NML.

Section 2.5.Certificate of Incorporation and Bylaws.

(a)The Certificate of Incorporation of EVI (the “EVI Certificate of Incorporation”) shall, by virtue of the EVI Merger, be amended and restated in its entirety to read as set forth in Annex A-1 to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the EVI Survivor until thereafter amended as permitted by Law and this Agreement. The bylaws of EVI (the “EVI Bylaws,” together with the EVI Certificate of Incorporation, the “EVI Organizational Documents”), as in effect immediately prior to the Effective Time, shall, by virtue of the EVI Merger, be amended and restated in their entirety to read as set forth in

Annex A-2 to this Agreement and, as so amended and restated, shall be the bylaws of the EVI Survivor until thereafter amended as permitted by Law and this Agreement.

(b)The Certificate of Incorporation of MTI (the “MTI Certificate of Incorporation”) shall, by virtue of the MTI Merger, be amended and restated in its entirety to read as set forth in Annex B-1 to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the MTI Survivor until thereafter amended as permitted by Law and this Agreement. The bylaws of MTI (the “MTI Bylaws,” together with the MTI Certificate of Incorporation, the “MTI Organizational Documents”), as in effect immediately prior to the Effective Time, shall, by virtue of the MTI Merger, be amended and restated in their entirety to read as set forth in Annex B-2 to this Agreement and, as so amended and restated, shall be the bylaws of the MTI Survivor until thereafter amended as permitted by Law and this Agreement.

Section 2.6.Directors and Officers. The individuals set forth on Annex C shall be the initial directors and initial officers of the MTI Survivor and the EVI Survivor as described on Annex C.

ARTICLE III. EFFECT OF THE MERGERS

Section 3.1.Conversion of EVI Shares. At the Effective Time, by virtue of the EVI Merger and without any action on the part of the holders thereof:

(a)except as otherwise provided in Section 3.1(b), each share of common stock of EVI, par value $.0001 per share (the “EVI Common Stock”), issued and outstanding immediately prior to the EVI Effective Time shall be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $.0001 per share, of Parent (the “Parent Common Stock”) equal to (i) the sum of $360,000,000 (Three Hundred Sixty Million Dollars) plus the amount of funds raised by EVI under its Regulation A offering since December 6, 2021 and under its Regulation D offering since March 28, 2022 (ii) divided by $1.56, the result of which is divided by (iii) the product of the total number of shares of EVI Common Stock then issued and outstanding times four (4) (the “EVI Merger Consideration”);

(b)each share of EVI Common Stock owned by EVI as treasury stock or owned by Parent or Merger Sub E immediately prior to the EVI Effective Time shall automatically be cancelled and cease to exist and no consideration shall be paid with respect thereto.

Section 3.2.Conversion of Common Stock of Merger Sub E. At the EVI Effective Time, by virtue of the EVI Merger and without any action on the part of any Person, each share of common stock, $.0001 par value, of Merger Sub E (the “Merger Sub E Stock”) issued and outstanding immediately prior to the EVI Effective Time shall be converted into and become one fully paid and nonassessable share of EVI Survivor Common Stock, with the same rights, powers and privileges of the shares so converted. From and after the EVI Effective Time, all certificates representing Merger Sub E Stock shall be deemed for all purposes to represent the number of shares of EVI Survivor Stock into which they were converted in accordance with the immediately preceding sentence.

Section 3.3.Conversion of MTI Shares. At the MTI Effective Time, by virtue of the MTI Merger and without any action on the part of the holders thereof:

(a)except as otherwise provided in Section 3.3(b), each share of common stock of MTI, par value $.001 per share (the “MTI Common Stock”), issued and outstanding immediately prior to the MTI Effective Time shall be converted into the right to receive 0.25 fully paid and nonassessable share of Parent Common Stock (the “MTI Merger Consideration”);

(b)each share of MTI Common Stock owned by MTI as treasury stock or owned by Parent or Merger Sub M immediately prior to the MTI Effective Time shall automatically be cancelled and cease to exist and no consideration shall be paid with respect thereto.

Section 3.4.Conversion of Common Stock of Merger Sub M. At the MTI Effective Time, by virtue of the MTI Merger and without any action on the part of any Person, each share of common stock, $.0001 par value, of Merger Sub M (the “Merger Sub M Stock”) issued and outstanding immediately prior to the MTI Effective Time shall be converted into and become one fully paid and nonassessable share of MTI Survivor Common Stock, with the same rights, powers and privileges of the shares so converted. From and after the MTI Effective Time, all certificates representing Merger Sub M Stock shall be deemed for all purposes to represent the number of shares of MTI Survivor Stock into which they were converted in accordance with the immediately preceding sentence.

Section 3.5.Withholding Taxes. Each of Parent, the EVI Survivor, the MTI Survivor, and the Exchange Agent shall be entitled to deduct and withhold from the applicable Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code or any applicable provision of state, local or foreign Tax Law. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6.Adjustments. If during the period between the date of this Agreement and the EVI Effective Time or the MTI Effective Time there shall be any change in the number or classification of outstanding shares of EVI Common Stock or MTI Common Stock as the result of any reclassification, recapitalization, stock dividend, stock distribution, stock split, reverse stock split, combination, exchange or readjustment of shares, or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such change; provided, that nothing in this Section 3.6 shall be construed as permitting EVI or MTI to take any action otherwise prohibited or restricted by this Agreement.

Section 3.7.Payment for Shares.

(a)Prior to the Closing Date, Parent shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the payment of the applicable Merger Consideration to the holders of certificates representing shares of EVI Common Stock (the “EVI Stock Certificates”), uncertificated shares of EVI Common Stock (the “EVI Book Entry Shares”), certificates representing shares of MTI Common Stock, the “MTI Stock Certificates”), and uncertificated shares of MTI Common Stock (the “MTI Book Entry Shares”). At the EVI Effective Time and the MTI

Effective Time, as applicable, there shall be no further registration of transfers of shares of capital stock thereafter on the stock transfer records of EVI and MTI. From time to time after the EVI Effective Time and the MTI Effective Time, Parent shall make available to the Exchange Agent certificates of Parent Common Stock in amounts and at the times necessary for the payment of the EVI Merger Consideration and the MTI Merger Consideration pursuant to Section 3.1(a) and Section 3.3(a) (the “Exchange Fund”).

(b)Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of EVI Common Stock at the EVI Effective Time and each holder of record of MTI Common Stock at the MTI Effective Time: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the EVI Stock Certificates or MTI Stock Certificates, as applicable, or transfer of the EVI Book Entry Shares or MTI Book Entry Shares, as applicable, to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the EVI Stock Certificates or MTI Stock Certificates, as applicable, or EVI Book Entry Shares or MTI Book Entry shares, as applicable, in exchange for the EVI Merger Consideration or the MTI Merger Consideration, as applicable. Upon surrender to the Exchange Agent of an EVI Stock Certificate or MTI Stock Certificate, as applicable, (or affidavit of loss and bond as provided in Section 3.7(e)) or EVI Book Entry Shares or MTI Book Entry Shares, as applicable, together with such letter of transmittal duly and validly completed and executed, and such other customary documents as may reasonably be requested by the Exchange Agent, the holder of such EVI Stock Certificate or MTI Stock Certificate, as applicable, or EVI Book Entry Shares or MTI Book Entry Shares, as applicable, shall be entitled to receive in exchange therefor the EVI Merger Consideration or MTI Merger Consideration, as applicable, such holder has the right to receive pursuant to Section 3.1(a) or Section 3.3(a). If payment of any portion of the EVI Merger Consideration or MTI Merger Consideration, as applicable, is to be made to a Person other than the Person in whose name the EVI Stock Certificate or MTI Stock Certificate, as applicable, or EVI Book Entry Share or MTI Book Entry Share, as applicable, surrendered is registered, as further conditions of payment (i) the EVI Stock Certificate or MTI Stock Certificate, as applicable, so surrendered shall be properly endorsed or otherwise in proper form for transfer and (ii) the Person requesting such issuance of EVI Merger Consideration or MTI Merger Consideration, as applicable, shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the EVI Stock Certificate or MTI Stock Certificate, as applicable, surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. From and after the EVI Effective Time or the MTI Effective Time, as applicable, and until surrendered in accordance with the provisions of this Section 3.7, each EVI Stock Certificate or MTI Stock Certificate, as applicable, and EVI Book Entry Share or MTI Book Entry Share, as applicable, shall represent for all purposes solely the right to receive (i) the EVI Merger Consideration or MTI Merger Consideration, as applicable, (without any interest thereon) in accordance with the terms hereof and (ii) any dividends or distributions to which such holder is entitled pursuant to Section 3.7(c) of this Agreement.

(c)All shares of Parent Common Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the EVI Effective Time or the MTI Effective Time, as applicable, and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the EVI Effective Time or the MTI Effective Time, as applicable, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any unsurrendered stock certificate or untransferred book entry shares until the holder of such certificate or book entry shares shall surrender such certificate or transfer such book entry shares in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such certificate or transfer of book entry shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1 and the amount of dividends or other distributions with a record date after the Effective Time that were paid prior to the time of such surrender or transfer with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date after payment of the EVI Merger Consideration or MTI Merger Consideration, as applicable, the amount of dividends or other distributions with a record date at or after the EVI Effective Time or MTI Effective Time, as applicable, but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such shares of Parent Common Stock.

(d)No certificates or scrip representing fractional shares of Parent Common Stock or Parent Book Entry Shares of the same shall be issued upon the surrender (or transfer for exchange) of (i) EVI Stock Certificates or EVI Book Entry Shares for EVI Merger Consideration or (ii) MTI Stock Certificates or MTI Book Entry Shares for MTI Merger Consideration, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding anything else in this Agreement, each holder of shares of (i) EVI Common Stock exchanged pursuant to the EVI Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all EVI Stock Certificates and EVI Book Entry Shares delivered or transferred by such holder) or (ii) MTI Common Stock exchanged pursuant to the MTI Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all MTI Stock Certificates and MTI Book Entry Shares delivered or transferred by such holder) shall receive, in lieu thereof, one whole share of Parent Common Stock.

(e)If any EVI Stock Certificate or MTI Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the EVI Merger Consideration or MTI Merger Consideration, as applicable, in respect of such certificate and any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.7(d) and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.7(c).

Section 3.8.Existing Equity Awards.

(a)By virtue of the EVI Merger and without any action on the part of the holders thereof, each (i) EVI Stock Option issued on or before September 11, 2020, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the EVI Effective Time shall, as of the EVI Effective Time, cease to represent a right to acquire shares of EVI Common Stock and shall be converted into an option (a “Parent Stock Option”) to acquire, on the same terms and conditions (including with respect to exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such EVI Stock Option immediately prior to the EVI Effective Time except the vesting of such EVI Stock Options shall be accelerated and (ii) EVI Stock Option issued on or after September 12, 2020, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the EVI Effective Time shall, as of the EVI Effective Time, cease to represent a right to acquire shares of EVI Common Stock and shall be converted into a Parent Stock Option to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such EVI Stock Option immediately prior to the EVI Effective Time, the number of shares of Parent Common Stock (rounded, if necessary, up to the nearest whole share) determined by multiplying the number of shares of EVI Common Stock subject to such EVI Stock Option as of immediately prior to the EVI Effective Time by the EVI Merger Consideration, at an exercise price per share of Parent Common Stock (rounded, if necessary, up to the nearest one-tenth of one cent) equal to the exercise price per share of EVI Common Stock under such EVI Stock Option divided by the EVI Merger Consideration; provided, however, that the adjustments provided in this Section 3.8 with respect to any EVI Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the respective regulations promulgated thereunder.

(b)By virtue of the MTI Merger and without any action on the part of the holders thereof, each warrant issued by MTI listed on Schedule 3.8(b) attached hereto (an “MTI Warrant”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the MTI Effective Time shall, as of the MTI Effective Time, cease to represent a right to acquire shares of MTI Common Stock and shall be converted into a warrant (a “Parent Warrant”) to acquire, on the same terms and conditions (including with respect to exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such MTI Warrant immediately prior to the MTI Effective Time, the number of shares of Parent Common Stock (rounded, if necessary, up to the nearest whole share) determined by multiplying the number of shares of MTI Common Stock subject to such MTI Warrant as of immediately prior to the MTI Effective Time by the MTI Merger Consideration, at an exercise price per share of Parent Common Stock (rounded, if necessary, up to the nearest one-tenth of one cent) equal to the exercise price per share of MTI Common Stock under such MTI Warrant divided by the MTI Merger Consideration.

(c)Prior to the EVI Effective Time, the EVI Board (or the appropriate committee thereof) and the Parent Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the EVI Stock Options pursuant to the terms of this Section 3.8, including that (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the EVI Stock Options and convert them to Parent Stock Options as contemplated hereby; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Parent Stock Options; and (iii) the EVI Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the EVI Effective Time, neither EVI nor any of its Subsidiaries will be required to deliver EVI Common Stock or any other securities to any Person upon the exercise of EVI Stock Options.

(d)Prior to the MTI Effective Time, the MTI Board (or the appropriate committee thereof) and the Parent Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the MTI Warrants pursuant to the terms of this Section 3.8, including that (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the MTI Warrants and convert them to Parent Warrants as contemplated hereby; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Parent Warrants; and (iii) the MTI Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the MTI Effective Time, neither MTI nor any of its Subsidiaries will be required to deliver MTI Common Stock or any other securities to any Person upon the exercise of MTI Warrants.

(e)As promptly as reasonably practicable following the EVI Effective Time, Parent shall file a Form S-8 registration statement with respect to the shares of Parent Common Stock available for grant and delivery under the Parent Stock Plan from and after the EVI Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares of Parent Common Stock are available for grant and delivery under the Parent Stock Plan.

(f)The provisions of this Section 3.8 are intended to be for the benefit of, and will be enforceable by, any holder of EVI Stock Options, MTI Warrants or his or her heirs and his or her representatives.

Section 3.9.Convertible Securities.  MTI agrees to use its best efforts to cause all convertible notes and MTI Preferred Stock to be converted into shares of MTI Common Stock prior the MTI Effective Time.  If the holders of such convertible securities do not voluntarily convert such securities, the Parties will jointly use their best efforts to ensure that the transactions contemplated by this Agreement are effectuated in such a manner as to ensure that all such convertible securities will be converted prior to or in connection with the consummation of the MTI Merger.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF EVI.

Except as (i) and to the extent disclosed in any EVI SEC Report publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any such SEC Report qualify or limit the representations and warranties of EVI set forth in Section 4.2 (Capitalization), Section 4.4 (Corporate Authorization), Section 4.21 (Brokers; Certain Expenses), Section 4.22 (Stockholder Approval Requirement), or Section 4.23 (State Takeover Statutes), or (ii) disclosed in the corresponding section of the EVI Disclosure Schedule provided in connection herewith (the “EVI Disclosure Schedule”), EVI represents and warrants to MTI as follows:

Section 4.1.Organization; Corporate Power; Corporate Records. EVI and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, material. EVI and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified, licensed, or in good standing when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, material. EVI has heretofore made available to MTI a correct and complete copy of EVI Organizational Documents and each as so delivered is in full force and effect. EVI has made available to MTI on or prior to the date of this Agreement complete and correct copies of the Organizational Documents, each as amended to the date of this Agreement, of each of its Subsidiaries, and each as so delivered is in full force and effect. Neither EVI nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents. The minute books of EVI contain true, complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the EVI Board and any committees thereof (or Persons performing similar functions), since the time of its incorporation in each case at which any material action was taken. The stock ledgers of EVI are true, complete and accurate in all material respects.

Section 4.2.Capitalization.

(a)The authorized capital stock of EVI consists of 100,000,000 shares of EVI Common Stock, par value $.0001 per share. At the close of business on the Business Day immediately preceding the date of this Agreement:

(1)62,227,949 shares of EVI Common Stock were issued and outstanding;

(2)0 shares of EVI Common Stock were held in EVI’s treasury;

(3)11,500,000 shares of EVI Common Stock were reserved for issuance pursuant to outstanding employee stock options and granted under the EVI Stock Plan; and

(4)0 shares of EVI Common Stock were subject to outstanding EVI restricted stock units.

(b)Section 4.2(b) of the EVI Disclosure Schedule sets forth, as of the day immediately prior to the date hereof, a schedule of (i) all holders of options under the EVI Stock Plan, including the date of grant, the expiration date, the number of shares, the price per share at which the option may be exercised, an indication of whether or not such stock option is intended to qualify as an “incentive stock option” under the Code, the vesting schedule, and the EVI Stock Plan under which issued, including specification of the effect, if any, on such options of the Merger and the other transactions contemplated by this Agreement, and (ii) all holders of restricted stock units, the date of grant, the number owned by each holder, the vesting schedule and the EVI Stock Plan under which issued, including specification of the effect, if any, on such restricted stock units of the Merger and the other transactions contemplated by this Agreement.

(c)All of the shares of EVI Common Stock outstanding are, and all shares that have been and may be issued pursuant to the EVI Stock Plan will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. All stock options, restricted stock units, or other stock rights granted under the EVI Stock Plan were properly approved by the EVI Board or an authorized committee thereof and granted in accordance with applicable Law and the terms of the EVI Stock Plan pursuant to which they were issued. With respect to stock options granted under the EVI Stock Plan, (i) each option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an option was duly authorized by all necessary corporate action, including, as applicable, approval by the EVI Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the EVI Stock Plan and all other applicable Laws and regulatory rules or requirements, (iv) the per share exercise price of each option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other option granted to holders of options who are subject to U.S. Taxes) of a share of Stock on the applicable grant date, and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of EVI.

(d)Except as set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) hereof and in Sections 4.2(b) and 4.2(d) of the EVI Disclosure Schedule, there are, on the date hereof, no outstanding shares of capital stock of, or other equity or voting interest in, EVI, and no outstanding (i) securities of EVI convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in EVI, (ii) options, warrants, rights or other agreements or commitments to acquire from EVI, or obligations of EVI to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) EVI, (iii) obligations of EVI to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in EVI, or (iv) obligations (excluding Taxes and other fees) by EVI or any of its Subsidiaries to make any payments based on the market price or value of EVI Common Stock. As of the date of this Agreement, neither EVI nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any EVI securities described in clauses (i), (ii) and (iii) hereof.

Section 4.3.Subsidiaries.

(a)Section 4.3(a) of the EVI Disclosure Schedule sets forth a complete and correct list of each Subsidiary of EVI, its place and form of organization, its address and each jurisdiction in which it is authorized to conduct or actually conducts business. Each Subsidiary of EVI is a corporation, partnership, limited liability company, or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have an EVI Material Adverse Effect.

(b)All the outstanding shares of capital stock of, or other equity or voting interests in each such Subsidiary are owned by EVI or by one or more wholly-owned Subsidiaries of EVI, free and clear of all pledges, claims, Liens, charges, options, security interests or other encumbrances of any kind, except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, EVI does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.4.Corporate Authorization.

(a)EVI has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the EVI Stockholder Approval, to consummate the EVI

Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by EVI of this Agreement, and the consummation by EVI of the EVI Merger and the other transactions contemplated hereby, have been duly and validly authorized by the EVI Board and, except for obtaining the EVI Stockholder Approval, no other corporate proceedings on the part of EVI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by EVI and, assuming this Agreement constitutes the legal, valid and binding agreement of MTI, the Parent, Merger Sub E, and Merger Sub M constitutes a legal, valid and binding agreement of EVI, enforceable against EVI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

(b)The EVI Board (at a meeting or meetings duly called and held, at which all directors of EVI were present or participated and voted or by written consent) has unanimously adopted resolutions (i) declaring that this Agreement, the EVI Merger, and the other transactions contemplated hereby are advisable and in the best interests of EVI’s stockholders, (ii) approving and declaring advisable this Agreement, the EVI Merger and the other transactions contemplated by this Agreement, (iii) declaring that the EVI Merger Consideration to be paid to EVI’s stockholders is fair to such stockholders, (iv) resolving to recommend adoption of this Agreement by the stockholders of EVI (the “EVI Board Recommendation”) and (v) directing that the adoption of this Agreement, the EVI Merger and the other transactions contemplated hereby be submitted to a vote of EVI’s stockholders at the EVI Stockholder Meeting, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.5.Non-Contravention; Filings and Consents.

(a)The execution, delivery, and performance by EVI of this Agreement or the consummation by EVI of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of EVI or any of its Subsidiaries;

(2)assuming compliance with the matters referred to in Section 4.5 of the EVI Disclosure Schedule and that the EVI Stockholder Approval is obtained, contravene, conflict with or result in any material violation or breach of any provision of any applicable Law or Order;

(3)require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any EVI Material Contract; or

(4)result in the creation or imposition of any material Lien on any asset of EVI or any of its Subsidiaries.

(b)The execution, delivery and performance of this Agreement by EVI and the consummation of the transactions contemplated hereby by EVI do not and will not require any material consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Authority, other than (i) the filing of the EVI Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which EVI is qualified to do business, and (ii) the filing with the SEC of such reports under, and such other compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or foreign securities Laws,.

Section 4.6.SEC Filings; Sarbanes-Oxley Act; Listing Requirements.

(a)Since June 30, 2021, EVI has timely filed all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC, each of which when filed, and if applicable, as finally supplemented, modified or amended, complied as of its respective filing date with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (such documents, together with all information incorporated therein by reference, the “EVI SEC Reports”). None of the EVI SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on the SEC website, EVI has made available to MTI complete and correct copies of the EVI SEC Reports. EVI will file prior to the EVI Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No Subsidiary of EVI is required to file or furnish any forms, reports, statements, schedules or other documents with or to the SEC.

(b)EVI has provided to MTI copies of all comment letters received by EVI from the SEC since May 1, 2019. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by EVI from the SEC; and (ii) none of the EVI SEC Reports is subject to ongoing SEC review.

(c)No executive officer of EVI has failed in any respect to make the certifications required of such officer required by Rule 13a-14 or 15d-14 under the Exchange Act and under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the EVI SEC Reports. Each such certification when filed was true and accurate and complied with the applicable requirements of the Sarbanes-Oxley Act.

Section 4.7.Financial Statements; Internal Controls.

(a)The audited and unaudited consolidated financial statements (including the related notes thereto) of EVI included or incorporated by reference in the EVI SEC Reports (“EVI Financial Statements”):

(1)fairly present the consolidated financial position of EVI and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto); and

(2)were prepared in accordance with GAAP throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto). All of EVI’s Subsidiaries are consolidated for accounting purposes.

(b)EVI’s system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed and maintained to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and directors of EVI, and (iii) that any unauthorized use, acquisition or disposition of EVI’s assets that would materially affect EVI’s financial statements would be detected in a timely manner or prevented. Since June 30, 2021, EVI has not disclosed to EVI’s auditors or the audit committee of the EVI Board and to EVI’s Knowledge there are not any “significant deficiencies” or “material weaknesses” in the design or operation of EVI’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect EVI’s ability to record, process, summarize and report financial information. To EVI’s Knowledge, since inception, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in EVI’s internal controls over financial reporting. Neither EVI nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

(c)EVI maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by EVI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to EVI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of EVI required under the Exchange Act with respect to such reports. Neither EVI nor any of its Subsidiaries has outstanding, or has arranged any outstanding, any “extension of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)Since June 30, 2021, EVI and its officers and directors have been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

(e)Except as set forth on Section 4.7(e) of the EVI Disclosure Schedule, there is no liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a “Liability”), against EVI or any of its Subsidiaries, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or Liabilities of, EVI or any of its Subsidiaries, except for Liabilities and obligations (a) reflected or reserved for on the EVI Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the EVI Financial Statements in the ordinary course of the operation of business of EVI and its Subsidiaries, or (c) under any EVI Material Contract set forth on Section 4.17 of the EVI Disclosure Schedule or any Contract not required to be disclosed in the EVI Disclosure Schedule (other than any such liability, debt or obligation resulting from a breach or a default thereunder).

Section 4.8.Absence of Certain Changes. Except as set forth in Section 4.8 of the EVI Disclosure Schedule, since September 30, 2021 through the date of this Agreement, (a) there has not been an EVI Material Adverse Effect, (b) EVI and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement, and (c) neither EVI nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Parent, would constitute a breach of Section 7.1(a)(2), Section 7.1(a)(3), Section 7.1(a)(10), Section 7.1(a)(11), Section 7.1(a)(12), Section 7.1(a)(13) or Section 7.1(a)(15) of Section 7.1(a).

Section 4.9.Employee Benefit Plans.

(a)Section 4.9(a) of the EVI Disclosure Schedule lists each “employee benefit plan” or agreement as defined in Section 3 of ERISA and any other employee plan or agreement sponsored or maintained by EVI or by any ERISA Affiliate, including any bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs (each, an “EVI Employee Plan” and, as applicable, each an “EVI International Employee Plan”). Except as required by applicable Law or the terms of an Employee Plan, neither EVI nor any of its Subsidiaries has any plan or commitment to establish any new material EVI Employee Plan or to amend in any material respect an existing EVI Employee Plan. With respect to each EVI Employee Plan, to the extent applicable, EVI has made available to MTI complete and accurate copies of:

(1)for the three (3) most recent years, the annual report on Form 5500 required to have been filed with the DOL for each EVI Employee Plan, including all schedules thereto, audited financial statements, and actuarial valuation reports;

(2)the most recent determination letter, if any, from the IRS for any EVI Employee Plan that is intended to qualify under Section 401(a) of the Code;

(3)the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any EVI Employee Plan that is not in writing and all other written communications (or a description of all oral communications) by EVI or any of its Subsidiaries to their respective employees concerning the extent of the benefit provided under a EVI Employee Plan;

(4)any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements;

(5)any correspondence during the past three (3) years to or from the IRS or any office or representative of the DOL, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority relating to any compliance issues in respect of any such EVI Employee Plan;

(6)with respect to each EVI International Employee Plan, to the extent applicable, EVI has made available to MTI complete and accurate copies of:

(i)for the three (3) most recent years, the annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan, if any, including all schedules thereto, audited financial statements, and actuarial valuation reports, and

(ii)any document comparable to the determination letter referenced under clause (2) above issued by a Governmental Authority, if any; and

(7)all other EVI Material Contracts directly relating to each EVI Employee Plan, including administrative service agreements.

(b)with respect to each EVI International Employee Plan, to the extent applicable, EVI has made available to MTI complete and accurate copies of:

(1)the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan, if any, and

(2)any document comparable to the determination letter referenced under clause (a)(ii) above issued by a Governmental Authority, if any.

(c)Each EVI Employee Plan has been administered and operated in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code, and, there is no existing circumstance that is reasonably expected to cause any failure of such compliance. Each EVI Employee Plan that is intended to be “qualified” under Section 401 of the Code is the subject of an unrevoked favorable determination letter from the IRS and there is no existing circumstance, and nothing has occurred since the date thereof that could reasonably be expected to adversely affect the qualified status of any such EVI Employee Plan. Each EVI Employee Plan required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor has revocation been threatened), and no event has occurred since the date of the most recent approval or application therefor that will affect any such approval or increase the costs relating thereto. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(d)There are no lawsuits, actions, proceedings or claims pending or threatened on behalf of or against any EVI Employee Plan, the assets of any trust under any EVI Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any EVI Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure. All reports, returns, and similar documents with respect to all EVI Employee Plans required to be filed with any Governmental Authority or distributed to any Employee Plan participant have been duly and timely filed or distributed. Neither EVI nor any of its Subsidiaries has received notice of, and there are no pending investigations by any Governmental Authority with respect to, any EVI Employee Plans.

(e)Neither EVI, nor any of its Subsidiaries, nor any of their employees or agents has, with respect to any EVI Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA (93 P.L. 406), which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA (29 U.S.C. § 1132(i)) or a tax imposed by Section 4975 of the Code. Neither EVI, nor any of its Subsidiaries nor any of their employees nor any trustee, administrator or other fiduciary of such Employee Plan (or any related trust) or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject EVI, any of its Subsidiaries or any such employees or any such trustee, administrator or other fiduciary to any Liability for breach of fiduciary duty under ERISA or any other applicable Law.

(f)With respect to each EVI Employee Plan that is an employee welfare benefit plan, whether or not subject to ERISA, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without Liability to EVI or any of its Subsidiaries at or at any time after the Closing. No EVI Employee Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. EVI and its Subsidiaries have complied in all respects with the applicable requirements of Section 4980B of the Code and any similar state statute or foreign Law with respect to each EVI Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute or foreign Law).

(g)Each EVI Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code. There is no Contract, agreement, plan or arrangement to which EVI or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise Taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)Neither EVI nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent Liability under, any defined benefit plan (as defined in Section 3(35) of ERISA) or any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and neither EVI nor any ERISA Affiliate could incur any Liability under Title IV of ERISA. No event has occurred, and no condition exists, that has subjected, or would reasonably be expected to subject, EVI or any ERISA Affiliate to any material tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of EVI’s affiliation with any ERISA Affiliate.

(i)The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:

(1)result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of EVI or any of its Subsidiaries, or cause or create any right to the forgiveness of Indebtedness owed by any employee to EVI or any of its Subsidiaries;

(2)increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any EVI Employee Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or

(3)result in any violation or breach of or default under or limit the ability of EVI or any of its Subsidiaries to amend, modify or terminate any benefit plan or other employee benefit agreement.

(j)Each EVI International Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws and is in good standing with applicable regulatory authorities, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, and each EVI International Employee Plan required to be funded, book reserved or secured by an insurance policy is fully funded, book reserved or secured by an insurance policy, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 4.10.Labor and Employment Matters.

(a)Section 4.10(a)(1) of the EVI Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each current employee of EVI and its Subsidiaries, including each employee on leave of absence or other non-active status (collectively, “EVI Business Employees”): name, employing entity, workplace location, job title, date of hire, service reference date (if different from date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status (and the reason for such non-active status and expected return date), work visa status, current base salary or wage rate, prior year base salary or wage rate, current incentive compensation target, prior year incentive compensation target, prior year incentive compensation earned, current commission rate and commissions earned year to date, prior year commission rate and prior year commissions earned, accrued but unused paid time off, and accrued deferred compensation. Section 4.10(a)(2) of the EVI Disclosure Schedule contains a complete and accurate list of all Persons who perform services for EVI and its Subsidiaries (A) under a leasing, contract worker, or similar arrangement with a third-party employer, or (B) as an independent contractor (excluding accounting, tax, legal, and similar service providers), along with, for each Person described in clauses (A) and (B), such Person’s current compensation or fee, date of engagement, workplace location, and the nature of the services they perform in respect of EVI and its Subsidiaries.

(b)No employee or independent contractor performing services for EVI or any of its Subsidiaries is bound by any contract that purports to limit the ability of such Person to engage in any activity, services, duties, or practice on behalf of EVI or any of its Subsidiaries. No EVI Business Employee holding a management or executive position has notified EVI or any of its Subsidiaries of an intention to resign, retire or otherwise terminate his or her employment prior to the Closing or in connection with the transactions contemplated hereby nor, to the Knowledge of EVI, does any such EVI Business Employee have an intention to do so.

(c)No current or former employees of EVI or any of its Subsidiaries are or have been represented by a union or similar employee organization with respect to such employment. Neither EVI nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective-bargaining agreement or understanding with a labor union or organization. There is not now and there never has been any activity or proceeding by a labor union or representative thereof to organize any employees of EVI or any of its Subsidiaries. During the last two years, there have not been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. There is no charge or complaint pending or, to the Knowledge of EVI, threatened before the National Labor Relations Board or other Governmental Authority relating to any unfair labor practice in respect of any employees of EVI or any of its Subsidiaries, nor is EVI or any of its Subsidiaries subject to any existing order, judgment, or decision regarding an unfair labor practice claim.

(d)EVI and each of its Subsidiaries has complied in all material respects with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current and former employees and independent contractors, including without limitation such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety and health, immigration, employee data privacy and security, tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination. Except as described in Section 4.10(d) of the EVI Disclosure Schedule, within the past 12 months, neither EVI nor any of its Subsidiaries (i) has received notice of any actual or alleged violation of any such Law or breach of any such agreement, and, to the Knowledge of EVI, there are no grounds therefor, or (ii) has received notice of an audit or investigation by any Governmental Authority relating to any employment-related matter.

(e)Since June 30, 2021, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of EVI or any of its Subsidiaries and neither EVI nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act, nor has EVI or any of its Subsidiaries announced any such action or program for the future, including in connection with COVID-19 or any COVID-19 Measure.

(f)Neither EVI nor any of its Subsidiaries is delinquent in payments to any EVI Business Employee or other individual who has performed services for EVI or any of its Subsidiaries for wages, salaries, commissions, bonuses, fees or other compensation for any services performed.

(g)Neither EVI nor any of its Subsidiaries has any material Liability with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by EVI or any of its Subsidiaries (each, a “EVI Contingent Worker”) and no EVI Contingent Worker has been improperly excluded from any EVI Employee Plan.

(h)EVI and its Subsidiaries have taken reasonable steps to protect employees and independent contractors in the workplace with respect to COVID-19 and have not otherwise experienced any material employment-related Liability with respect to COVID-19.

Section 4.11.Litigation. Except as set forth in Section 4.11 of the EVI Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of EVI, threatened against or affecting EVI or any of its Subsidiaries, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have an EVI Material Adverse Effect. Neither EVI nor any of its Subsidiaries is subject to any outstanding Order (i) that prohibits EVI or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, reasonably be expected to have, an EVI Material Adverse Effect.

Section 4.12.Tax Matters.

(a)EVI and each of its Subsidiaries have timely filed all Tax Returns required to have been filed by or with respect to EVI and each of its Subsidiaries, and all such Tax Returns are true, correct and complete. EVI has made available to Parent all correct and complete copies of all income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by EVI for all periods beginning with the fiscal year ended December 31, 2020, and all other material Tax Returns for which the applicable statute of limitations has not yet expired. EVI and each of its Subsidiaries have timely paid all Taxes attributable to EVI or any of its Subsidiaries that were due and payable by them as shown on such

Tax Returns, except with respect to matters contested in good faith and which have been adequately reserved against in accordance with GAAP.

(b)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the assessment of, any Taxes of EVI or any of its Subsidiaries, and no request for any such waiver or extension is pending or requested. Neither EVI nor any of its Subsidiaries has filed any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(c)There are no audits, examinations, disputes or other proceedings with respect to Taxes of EVI or any of its Subsidiaries, and no such audit, examination, dispute or other proceeding is pending or threatened by a Governmental Authority. Neither EVI nor any of its Subsidiaries has received any claim from any Governmental Authority in a jurisdiction where it does not file Tax Returns that EVI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No deficiency or claim for Taxes against EVI or any of its Subsidiaries has been claimed, proposed or assessed by any Governmental Authority with respect to EVI, nor, to the Knowledge of EVI, has such a claim or deficiency been threatened against EVI or any of its Subsidiaries for any alleged deficiency in Taxes of EVI or any of its Subsidiaries. All deficiencies for Taxes asserted or assessed against EVI and its Subsidiaries have been fully and timely paid, settled or properly reserved for and reflected on the EVI Financial Statements.

(d)There are no Liens with respect to Taxes on the assets or business of EVI or any of its Subsidiaries other than Permitted Liens.

(e)Neither EVI nor any of its Subsidiaries (1) is now, nor ever has been, a party to any agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or net operating losses, Tax credits or other Tax benefits, and (2) has any Liability for Taxes of any Person under Treasury Regulations § 1.1502–6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither EVI nor any of its Subsidiaries has ever been a member of a group filing consolidated Tax Returns for United States federal income Tax purposes.

(f)EVI and each of its Subsidiaries has duly and timely withheld any amounts owed with respect to employees, independent contractors, creditors, stockholders, foreign corporations, nonresident aliens, foreign corporations, third parties, and United States real property interests, and has duly and timely paid proper and accurate amounts to the appropriate Governmental Authority for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(g)Neither EVI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the

Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the EVI Merger.

(h)Neither EVI nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the EVI Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)Neither EVI nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations § 1.6011–4(b)(2) (or any similar provision of state, local or foreign Law).

(j)Neither EVI nor any of its Subsidiaries has entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, or is subject to any binding determination of the IRS or any comparable ruling of any Governmental Authority.

(k)There is no contract, plan or arrangement covering any Person that would give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

(l)Neither EVI nor any of its Subsidiaries has participated, within the meaning of Treasury Regulations § 1.6011–4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code. EVI has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Laws).

(m)Neither EVI nor any of its Subsidiaries has been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither EVI nor any of its Subsidiaries is a “foreign person” within the meaning of Section 1445(f) of the Code.

(n)None of EVI nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, provincial, local or foreign Tax Law) for a taxable period ending on or before the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or foreign Tax Law) executed on or prior to the Closing Date, or (iv) installment sale or open transaction made on or prior to the Closing Date.

(o)Neither EVI nor any of its Subsidiaries has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19.

Section 4.13.Compliance with Laws; Permits.

(a)Neither EVI nor any of its Subsidiaries is or has been since July 1, 2020, in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation in any material respect of any (i) statutes, laws, ordinances, rules, regulations or requirements of a Governmental Authority, including any COVID-19 Measure (each, a “Law”) or (ii) orders, judgments, writs, decrees or injunctions issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to EVI or any of its Subsidiaries or by which any property or asset of EVI or any of its Subsidiaries is bound or affected, including any COVID-19 Measure.

(b)Neither EVI nor any of its Subsidiaries has received any written notice since July 1, 2020:

(1)of any default or violation as described in clause Section 4.13(a) above;

(2)of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to EVI or any of its Subsidiaries; or

(3)from any Governmental Authority alleging that EVI or any of its Subsidiaries are not in compliance with any applicable Law or Order.

(c)EVI and each of its Subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect. EVI and each of its Subsidiaries are in compliance in all material respects with the terms of such Permits and, as of the date of this Agreement, neither EVI nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 4.14.Environmental Matters.

(a)Except as set forth in Section 4.14(a) of the EVI Disclosure Schedule:

(1)each of EVI and its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws;

(2)there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of EVI, threatened against or affecting EVI or any of its Subsidiaries;

(3)neither EVI nor its Subsidiaries has received since July 1, 2020, any notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, Liability, Order or settlement relating to or arising under Environmental Laws;

(4)no facts, circumstances or conditions exist that would reasonably be expected to result in EVI and its Subsidiaries incurring any material Environmental Liabilities; and

(5)there have been no material Releases of Hazardous Materials on properties since they were owned, operated or leased by EVI or any of its Subsidiaries (or previously).

(b)Except as set forth in Section 4.14(b) of the EVI Disclosure Schedule:

(1)EVI and each of its Subsidiaries has obtained and currently maintains all material necessary Environmental Permits;

(2)there is no investigation, nor any Action pending or threatened against or affecting EVI or any of its Subsidiaries or any real property owned, operated or leased by EVI or any of its Subsidiaries to revoke such Environmental Permits.

(3)neither EVI nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by EVI or any of its Subsidiaries; and

(4)neither the execution and delivery of this Agreement by EVI, nor the consummation by EVI of the transactions contemplated hereby, nor compliance by EVI with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c)Except as set forth in Section 4.14(c) of the EVI Disclosure Schedule, neither EVI Owned Real Property, EVI Leased Real Property, nor any products of EVI or of any of its current or prior Subsidiaries or of any of their respective predecessors, have contained or currently contain any asbestos or asbestos-containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

Section 4.15.Intellectual Property.

(a)EVI and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party. Section 4.15(a) of the EVI Disclosure Schedule sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights and in each case applications therefor, and domain names and applications therefor, if any, owned by or licensed to EVI or any of its Subsidiaries as of the date of this Agreement. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by EVI or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due have been paid to continue all such rights in effect. EVI has made available to Parent complete and correct copies of, and Section 4.15(a) of the EVI Disclosure Schedule sets forth as of the date hereof a true and complete list of, all license agreements relating to Intellectual Property to or by which EVI or any of its Subsidiaries is a party or bound, except for off the shelf software licenses and agreements entered into in the ordinary course of business.

(b)Neither EVI nor any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of EVI, threatened with respect to, and neither EVI nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation by EVI or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person and, to the Knowledge of EVI, there is no valid basis for any such claim. There is no investigation pending or, to the Knowledge of EVI, threatened with respect to any possible infringement or other violation by EVI or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person.

(c)To the Knowledge of EVI, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of EVI or any of its Subsidiaries.

(d)The execution and delivery of this Agreement, the consummation of the EVI Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by EVI or any of its Subsidiaries or with respect to which EVI or any of its Subsidiaries now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which EVI or any of its Subsidiaries is a party or bound, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right.

(e)EVI and its Subsidiaries have taken reasonable measures to maintain the confidentiality of their Intellectual Property and every Person employed by EVI or any of its Subsidiaries, including agents, consultants, and independent contractors, who has or had access to confidential or proprietary information has entered into a confidentiality and nondisclosure agreement with EVI or the respective Subsidiary. EVI has provided MTI with copies of all forms of confidentiality and nondisclosure agreement used by EVI and each of its Subsidiaries.

(f)Each of the former or current members of management or key personnel of EVI or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by EVI or any of its Subsidiaries, have assigned or otherwise transferred to EVI or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property owned, intended to be owned or used by EVI or any of its Subsidiaries.

None of the former or current members of management or key personnel of EVI or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by EVI or any of its Subsidiaries, has a valid claim against EVI or any of its Subsidiaries in connection with the involvement of such Persons in the conception and development of any Intellectual Property owned, intended to be owned or used by EVI or any of its Subsidiaries, and no such claim has been asserted or, to the Knowledge of EVI, threatened. To the Knowledge of EVI, none of the current employees of EVI or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by EVI or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to EVI or any of its Subsidiaries.

Section 4.16.Real Property.

(a)EVI and each of its Subsidiaries has good, marketable, and valid title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of the real property and tangible assets used in the conduct of its business and all such property and assets, other than real property and assets in which EVI or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b)Section 4.16(b) of the EVI Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by EVI or any of its Subsidiaries (each an “EVI Owned Real Property”) and leased by EVI or any of its Subsidiaries, including the terms of each lease (each a “EVI Leased Real Property”) and EVI has made available to MTI true, correct and complete copies of each of the Contracts relating to such EVI Owned Real Property and EVI Leased Real Property. With respect to each EVI Leased Real Property, neither EVI nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such EVI Leased Real Property or any portion thereof. EVI and each of its Subsidiaries enjoy peaceful and undisturbed possession of each EVI Owned Real Property and EVI Leased Real Property. Each EVI Owned Real Property and EVI Leased Real Property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the business of EVI and its Subsidiaries.

Section 4.17.Material Contracts.

(a)Section 4.17 of the EVI Disclosure Schedule lists as of the date hereof, and EVI has made available to MTI true, correct and complete copies of each of the following contracts (each, a “EVI Material Contract”) to which EVI or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding leases, subleases or other agreements for EVI Leased Real Property, all of which Contracts are disclosed in Section 4.16(b) of the EVI Disclosure Schedule, and excluding EVI Employee Plans, all of which are disclosed in Section 4.9(a) of the

EVI Disclosure Schedule), including full and accurate summaries of the material terms and conditions of any and all oral Contracts of EVI:

(1)any Contract that would be required to be filed by EVI as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by EVI on a Current Report on Form 8-K;

(2)any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments by EVI in excess of $100,000.00, including any and all purchase orders; or (B) which give rise to anticipated receipts by the counterparty to the Contract of more than $100,000.00 in any calendar year, in each case that cannot be terminated on more than ninety (90) days’ notice without payment by EVI of a penalty in excess of $50,000.00;

(3)any Contract involving the obligation of EVI to sell products or services pursuant to which the aggregate payments to become due to EVI exceeds $100,000.00 annually;

(4)any Contract relating to the acquisition or disposition of any material business (whether by merger, stock sale, asset sale, or otherwise) pursuant to which EVI has material continuing obligations following the date of this Agreement;

(5)any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(6)any Contract appointing any agent to act on behalf of EVI or any power of attorney;

(7)any option, license (other than commercially available off the shelf software licenses), franchise or similar Contract;

(8)any employment, severance, retention, change in control or similar Contract with any current or former director, officer or employee with the title of vice-president or higher of EVI in respect of which EVI has or could reasonably be expected to have ongoing payment obligations in excess of $75,000.00 after the Closing Date;

(9)any Contract with a Governmental Authority;

(10)any Contract between EVI, on the one hand, and any of its Affiliates, on the other hand;

(11)any Contract containing provisions that limit the ability of EVI or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the EVI Survivor and its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of EVI’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(12)any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership; and

(13)except for arrangements entered into solely among wholly owned Subsidiaries of EVI, any Contract that relates to Indebtedness having an outstanding principal amount in excess of $100,000.00 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of EVI and its Subsidiaries under such contract are greater than $100,000.00.

(b)Each EVI Material Contract is valid and binding on EVI or the Subsidiary of EVI that is a party thereto and, to the Knowledge of EVI, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. EVI, its Subsidiaries and, to the Knowledge of EVI, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each EVI Material Contract. There is no default under any EVI Material Contract by EVI or any of its Subsidiaries or, to the Knowledge of EVI, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by EVI or any of its Subsidiaries or, to the Knowledge of EVI, by any other party thereto.

Section 4.18.Anticorruption. EVI and each of its Subsidiaries, including their employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause EVI or any of its Subsidiaries to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to EVI or any of its Subsidiaries (collectively with the FCPA, the “Anticorruption Laws”). EVI and its Subsidiaries, including their employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. EVI and each Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 4.19.Insurance. EVI and its Subsidiaries maintain policies of insurance, including property, fire, workers’ compensation, products Liability, directors’ and officers’ Liability and other casualty and Liability insurance, that is in form and amount as customary for EVI’s and its Subsidiaries’ types of business and as may be additionally required under the terms of any Contract or agreement. Section 4.19 of the EVI Disclosure Schedule sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by EVI and its Subsidiaries as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three (3) years; (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by EVI and any of its Subsidiaries; and (iii) true and complete copies of any insurance coverage recommendations received by EVI and any of its Subsidiaries from any insurance consultant or broker during the past three years. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and EVI and its Subsidiaries are in full compliance with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 4.20.Intentionally omitted.

Section 4.21.Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid by EVI, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of EVI or any of its Affiliates.

Section 4.22.Stockholder Approval Requirement. The only vote of the stockholders of EVI required to adopt the agreement of merger (as such term is used in Section 251 of the DGCL (8 Del. C. § 251)) contained in this Agreement and approve the EVI Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of the EVI Common Stock (the “EVI Stockholder Approval”). No other vote of the stockholders of EVI is required by Law or EVI Organizational Documents.

Section 4.23.State Takeover Statutes. EVI has taken all actions necessary to exempt the EVI Merger, this Agreement and the other transactions contemplated by this Agreement from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL (8 Del. C. § 203). No other anti-takeover or other similar statute or regulation applies to the EVI Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, EVI does not have in effect any “poison pill” or shareholder rights plan.

Section 4.24.Customers and Suppliers. Section 4.24 of the EVI Disclosure Schedule sets forth a correct and complete list of the top 20 customers and top 20 suppliers of EVI and its Subsidiaries during its most recent fiscal year ended December 31, and indicates with respect to each the name, address and dollar volume of business with EVI or any of its Subsidiaries (including the primary categories, based on purchases or sales, of products bought or sold). Neither EVI nor any of its Subsidiaries is required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 4.24 of the EVI Disclosure Schedule. Since the Financial Statement Date, no customer or supplier required to be disclosed on Section 4.24 of the EVI Disclosure Schedule has terminated or failed to renew its relationship with, or materially reduced its purchases from or sales to, EVI or any of its Subsidiaries.

Section 4.25.Transactions with Affiliates. Except as disclosed on Section 4.25 of the EVI Disclosure Schedule: (a) none of the customers, suppliers, distributors or sales representatives of EVI is an Affiliate of EVI or of any of its officers, directors, or any immediate family member of any officer, director, or Affiliate of EVI; (b) none of the properties or assets of EVI is owned or used by or leased to any Affiliate of EVI or of any of its officers or directors; (c) no Affiliate of EVI or of any of its officers or directors is a party to any EVI agreement; and (d) no

Affiliate of EVI or of any of its officers or directors provides any legal, accounting or other services to EVI.

Section 4.26.Privacy and Data Security.

(a)Section 4.26(a) of the EVI Disclosure Schedule sets forth as of the date hereof a true and complete list of all of the types of Personal Data or highly-sensitive information that EVI and any of its Subsidiaries collects or transmits through:

(1)its products or service offerings, and

(2)any website or other platforms it maintains, operates or uses in the conduct of its business.

(b)Each of EVI and its Subsidiaries is, and at all times has been, in compliance in all material respects with all:

(1)Privacy Laws;

(2)PCI Requirements;

(3)applicable payment card brand, card association, payment processor and bank rules and requirements;

(4)Privacy Agreements; and

(5)federal, state, local and foreign Laws pertaining to sales and marketing practices, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(c)

(1)Each of EVI and its Subsidiaries has implemented Privacy and Data Security Policies that are no less rigorous than industry best practices for similarly situated companies.

(2)Each of EVI and its Subsidiaries is in compliance with, and has always complied with, any statutory and fiduciary obligations to safeguard the privacy of Personal Data that it collects, uses, transmits or processes through its products or service offerings, including its websites or platforms that it maintains, operates or uses in the ordinary conduct of its business.

(3)Each of EVI and its Subsidiaries satisfies any statutory and fiduciary obligations they have to provide notice to website visitors or obtain consent for their or a third party’s use of monitoring features such as cookies or tags.

(4)EVI and its Subsidiaries have made available a true, correct, and complete copy of each Privacy and Data Security Policy in effect at any time since July 1, 2020.

(5)At all times since July 1, 2020, each of EVI and its Subsidiaries has been and is in compliance with all of its Privacy and Data Security Policies.

(6)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies

or any applicable Privacy Laws. Each of EVI and its Subsidiaries has delivered to MTI accurate and complete copies of all of their material Privacy Agreements.

(d)Each of EVI and its Subsidiaries has not, and currently does not, market its products and services to any Persons under the age of 13, and neither EVI nor any of its Subsidiaries knowingly collect Personal Data from any Persons under the age of 13.

(e)There is no pending, nor to EVI’s Knowledge, has there ever been any, complaint, audit, proceeding, investigation, or claim against EVI or any of its Subsidiaries initiated by any Person or entity, any Governmental Entity, foreign or domestic or any regulatory or self-regulatory entity alleging that any Data Activity of EVI or any of its Subsidiaries:

(1)violates any applicable Privacy Laws,

(2)violates any Privacy Agreements,

(3)violates any Privacy and Data Security Policies, or

(4)constitutes an unfair, deceptive, or misleading trade practice.

(f)At all times, EVI and its Subsidiaries have taken all reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of EVI, there has been no (i) unauthorized access, use, or disclosure of Personal Data in the possession or control of EVI or any of its Subsidiaries and any of its contractors with regard to any Personal Data obtained from or on behalf of EVI or any of its Subsidiaries or (ii) unauthorized intrusions or breaches of security into any systems of EVI or any of its Subsidiaries.

(g)Each of EVI and its Subsidiaries contractually requires all third parties, including vendors, Affiliates, and other Persons providing services to it that have access to or receive Personal Data from or on behalf of it to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(h)Section 4.26(h) of the EVI Disclosure Schedule sets forth as of the date hereof a true and complete list of all Data Centers and the geographic location of each such Data Center. Neither EVI nor its Subsidiaries has, nor currently does, use any third-party Data Centers or hosting-providers to store or process any Personal Data.

(i)Neither EVI nor any of its Subsidiaries has offered any services that store, transmit or process Personal Data in, and no Data Center owned by it has stored, transmitted or processed Personal Data in, a geographical location that is outside of the continental United States. Neither EVI nor any of its Subsidiaries has previously stored, transmitted, processed or made available any Personal Data to a party in any jurisdiction located outside of the continental United States.

(j)

(1)Each of EVI and its Subsidiaries has established administrative safeguards that set forth the specific individuals who can access EVI’s internal network and systems, including its software and hardware.

(2)Each of EVI and its Subsidiaries has implemented a password protection process for its internal network and systems that utilizes strong, complex passwords that are routinely changed and are combined with one or more verification methods to create a multi-factor authentication system.

(3)Each of EVI and its Subsidiaries has utilized data encryption methods that are no less rigorous than industry best practices for similarly situated companies to secure its network and systems from unauthorized access, including encryption of Personal Data and any other nonpublic information stored on mobile media or transmitted over any public networks or wireless networks.

(k)Each of EVI and its Subsidiaries has adopted in the ordinary conduct of its business, policies, procedures and risk management processes to ensure the physical security of its facilities and computing environments, and that are no less rigorous than industry best practices for similarly situated companies and applicable Privacy Laws.

(l)Each of EVI and its Subsidiaries has backed up its sensitive information using secure data backup storage systems and has limited access to the backed-up information to only such authorized Persons or employees who are identified in its respective policies as having the authority to access such backed-up information.

(m)The products or service offerings of each of EVI and its Subsidiaries contain mechanisms such as firewall, antivirus protection, web filtering or other functions that are no less rigorous than industry best practices for similarly situated companies to lower the risk of infection from viruses or malicious routines and codes that can destroy, modify or diminish, or cause a similar effect on, its respective products or services, including its programs, equipment and devices, any part of its internal networks or systems, Personal Data or any other nonpublic information. To EVI’s Knowledge, the products or service offerings contain no disabling code, “time bombs,” time-out or deactivation functions that may terminate operations, diminish the product or services, or result in them performing in an impaired manner. To EVI’s Knowledge, the products or service offerings are free of any “viruses” including, but not limited to, “trojan horses” or “worms” that may destroy or corrupt data, and the products or service offerings do not contain any unknown code, scripts or tags, or “back doors” that could enable unauthorized access.

(n)Section 4.26(n) of the EVI Disclosure Schedule sets forth as of the date hereof a true and complete list of all information technology audits or checks that each of the EVI and its Subsidiaries, or any third party on behalf of any of them, has performed in the prior two years, any individuals or parties who conducted the audits, and results of any such audits. Each of EVI and its Subsidiaries, in the ordinary conduct of its business, has performed regular audits of its information security controls, system and procedures that are no less rigorous than industry best practices for similarly situated companies to assess its compliance with its Privacy and Data Security

Policies, and has provided MTI with complete and accurate records of the audit results.

Section 4.27.Sufficiency of Assets. The assets that EVI and its Subsidiaries will continue to have good and valid title to, or the right to use, following the Closing constitute all of the assets satisfactory for the conduct of the business and operations of EVI and its Subsidiaries as currently conducted. The structures and material equipment included in such assets are in satisfactory repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use in all material respects. There are no facts or conditions affecting any assets material to EVI that interfere with the use, occupancy or operation of such assets as they are currently being utilized in any material respect.

Section 4.28.CARES Act. EVI has not (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) except as set forth on Section 4.28 of the EVI Disclosure Schedule, deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or (e) had employees teleworking from a state other than their regular work location on a regular and consistent basis as part of any COVID-19 Measure.

Section 4.29.Full Disclosure. No representation or warranty of EVI in this Agreement or in any exhibit, certificate, or schedule attached or furnished, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF MTI

Except as (i) and to the extent disclosed in any MTI SEC Report publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any such SEC Report qualify or limit the representations and warranties of MTI set forth in Section 5.2 (Capitalization), Section 5.4 (Corporate Authorization), Section 5.20 (Brokers; Certain Expenses), Section 5.21 (Stockholder Approval Requirement) or Section 5.22 (State Takeover Statutes), or (ii) disclosed in the corresponding section of the MTI Disclosure Schedule provided in connection herewith (the “MTI Disclosure Schedule”), MTI represents and warrants to EVI as follows:

Section 5.1.Organization; Corporate Power; Corporate Records. MTI is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, material. MTI is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified, licensed, or in good standing when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, material. MTI has heretofore made available to EVI a correct and complete copy of MTI Organizational Documents and each as so delivered is in full force and effect. MTI is not in violation of any provision of the MTI Organizational Documents. The minute books of MTI contain true, complete and accurate records of all meetings and consents in lieu of meetings of the MTI Board and any committees thereof (or Persons performing similar functions), since the time of its incorporation. The stock ledgers of MTI are true, complete and accurate.

Section 5.2.Capitalization.

(a)The authorized capital stock of MTI consists of 100,000,000 shares of MTI Common Stock and 5,000,000 shares of preferred stock of MTI, par value $.001 per share, including, without limitation, the Series B preferred stock (the “MTI Preferred Stock”). At the close of business on the Business Day immediately preceding the date of this Agreement:

(1)14,229,832 shares of MTI Common Stock were issued and outstanding;

(2)64,103 shares of MTI Preferred Stock were issued and outstanding;

(3)0 shares of MTI Common Stock or MTI Preferred Stock were held in MTI’s treasury;

(4)0 shares of MTI Common Stock were reserved for issuance pursuant to any stock incentive plan and no stock options have been granted; and

(5)0 shares of MTI Common Stock were subject to outstanding MTI restricted stock units.

(b)Section 5.2(b) of the MTI Disclosure Schedule sets forth, as of the day immediately prior to the date hereof, a schedule of (i) all holders of options under any MTI stock plan, including the date of grant, the expiration date, the number of shares, the price per share at which the option may be exercised, an indication of whether or not such stock option is intended to qualify as an “incentive stock option” under Section 422 of the Code, the vesting schedule, and any MTI stock plan under which issued, including specification of the effect, if any, on such options of the MTI Merger and the other transactions contemplated by this Agreement, and (ii) all holders of restricted stock units, the date of grant, the number owned by each holder, the vesting schedule and any MTI stock plan under which issued, including specification of the effect, if any, on such restricted stock units of the MTI Merger and the other transactions contemplated by this Agreement.

(c)All of the shares of MTI Common Stock outstanding are, and all shares that have been and may be issued pursuant to any MTI stock plan will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. All stock options, restricted stock units, or other stock rights granted under any MTI stock plan were properly approved by the MTI Board or an authorized committee thereof and granted in accordance with applicable Law and the terms of any MTI stock plan pursuant to which they were issued. With respect to stock options granted under any MTI stock plan, (i) each option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an option was duly authorized by all necessary corporate action, including, as applicable, approval by the MTI Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable MTI stock plan and all other applicable Laws and regulatory rules or requirements, (iv) the per share exercise price of each option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other option granted to holders of options who are subject to U.S. Taxes) of a share of stock on the applicable grant date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of MTI.

(d)Except as set forth in Section 5.2(a) or Section 5.2(d) of the MTI Disclosure Schedule, there are on the date hereof no outstanding shares of capital stock of, or other equity or voting interest in, MTI, and no outstanding (i) securities of MTI convertible into or exchangeable for shares of capital stock or voting securities or ownership interests MTI, (ii) options, warrants, rights or other agreements or commitments to acquire from MTI, or obligations of MTI to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) MTI, (iii) obligations of MTI to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in MTI, or (iv) obligations (excluding Taxes and other fees) by MTI or any of its Subsidiaries to make any payments based on the market price or value of the MTI Common Stock. As of the date of this Agreement, neither MTI nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any MTI securities described in clauses (i), (ii) and (iii) hereof.

Section 5.3.Subsidiaries.

(a)Section 5.3(a) of the MTI Disclosure Schedule sets forth a complete and correct list of each Subsidiary of MTI, its place and form of organization, its address and each jurisdiction in which it is authorized to conduct or actually conducts business. Each Subsidiary of MTI is a corporation, partnership, limited liability company, or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.

(b)All the outstanding shares of capital stock of, or other equity or voting interests in each such Subsidiary are owned by MTI or by one or more wholly owned Subsidiaries of MTI, free and clear of all pledges, claims, Liens, charges, options, security interests or other encumbrances of any kind, except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, MTI does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 5.4.Corporate Authorization.

(a)MTI has the requisite corporate power and authority to execute and deliver this Agreement and, subject to MTI Stockholder Approval, to consummate the MTI Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by MTI of this Agreement, and the consummation by MTI of the MTI Merger and the other transactions contemplated hereby, have been duly and validly authorized by the MTI Board and, except for obtaining MTI Stockholder Approval, no other corporate proceedings on the part of MTI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by MTI and, assuming this Agreement constitutes the legal, valid and binding agreement of EVI, Parent, Merger Sub E, and Merger Sub M, constitutes a legal, valid and binding agreement of MTI, enforceable against MTI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

(b)The MTI Board (at a meeting or meetings duly called and held, at which all directors of MTI were present or participated and voted) has unanimously adopted resolutions (i) declaring that this Agreement, the MTI Merger, and the other transactions contemplated hereby are advisable and in the best interests of MTI’s stockholders, (ii) approving and declaring advisable this Agreement, the MTI Merger and the other transactions contemplated by this Agreement, (iii) declaring that the MTI Merger Consideration to be paid to MTI’s stockholders is fair to such stockholders, (iv) resolving to recommend adoption of this Agreement by the stockholders of MTI and (v) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of MTI’s stockholders at MTI Stockholder Meeting, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 5.5.Non-Contravention; Filings and Consents.

(a)The execution, delivery, and performance by MTI of this Agreement or the consummation by MTI of the MTI Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)contravene, conflict with, or result in any violation or breach of any provision of MTI Organizational Documents;

(2)assuming compliance with the matters referred to in Section 5.5 of the MTI Disclosure Schedule and that MTI Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order;

(3)require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which MTI or any Subsidiary of MTI is a party, or by which they or any of their respective properties or assets may be bound or affected; or

(4)result in the creation or imposition of any Lien on any asset of MTI or any of its Subsidiaries.

(b)The execution, delivery and performance of this Agreement by MTI and the consummation of the transactions contemplated hereby by MTI do not and will not require any consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which MTI is qualified to do business, and (ii) the filing with the SEC of such reports under, and such other compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities Laws.

Section 5.6.SEC Filings; Sarbanes-Oxley Act; Listing Requirements.

(a)Since January 1, 2021, MTI has timely filed all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC, each of which when filed, and if applicable, as finally supplemented, modified or amended, complied as of its respective filing date with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (such documents, together with all information incorporated therein by reference, the “MTI SEC Reports”). None of the MTI SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on the SEC website, MTI has made available to EVI complete and correct copies of the MTI SEC Reports. MTI will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No Subsidiary of MTI is required to file or furnish any forms, reports, statements, schedules or other documents with or to the SEC.

(b)MTI has provided to EVI copies of all comment letters received by the MTI from the SEC since January 19, 2021. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by MTI from the SEC; and (ii) none of the MTI SEC Reports is subject to ongoing SEC review.

(c)No executive officer of MTI has failed in any respect to make the certifications required of such officer required by Rule 13a-14 or 15d-14 under the Exchange Act and under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the MTI

SEC Reports. Each such certification when filed was true and accurate and complied with the applicable requirements of the Sarbanes-Oxley Act.

Section 5.7.Financial Statements; Internal Controls.

(a)The audited and unaudited consolidated financial statements (including the related notes thereto) of MTI included or incorporated by reference in the MTI SEC Reports (“MTI Financial Statements”):

(1)fairly present the consolidated financial position of MTI and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto); and

(2)were prepared in accordance with GAAP throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto). All of MTI’s Subsidiaries are consolidated for accounting purposes.

(b)MTI’s system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed and maintained to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and directors of MTI, and (iii) that any unauthorized use, acquisition or disposition of MTI’s assets that would materially affect MTI’s financial statements would be detected in a timely manner or prevented. Since January 1, 2021, MTI has not disclosed to MTI’s auditors or the audit committee of MTI’s board of directors and to MTI’s Knowledge there are not any “significant deficiencies” or “material weaknesses” in the design or operation of MTI’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect MTI’s ability to record, process, summarize and report financial information. Since January 1, 2021, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in MTI’s internal controls over financial reporting. Neither MTI nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

(c)MTI maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by MTI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to MTI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of MTI required under the Exchange Act with respect to such reports. Neither MTI nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)Since January 1, 2021, MTI and its officers and directors have been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

(e)Except as set forth on Section 5.7(e) of the MTI Disclosure Schedule, there is no Liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, against MTI or any of its Subsidiaries, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or Liabilities of, MTI or any of its Subsidiaries, except for Liabilities and obligations (a) reflected or reserved for on MTI Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the MTI Financial Statements in the ordinary course of the operation of business of MTI and its Subsidiaries, or (c) under any MTI Material Contract set forth on Section 5.7(e) of the MTI Disclosure Schedule or any Contract not required to be disclosed in the schedules (other than any such liability, debt or obligation resulting from a breach or a default thereunder).

Section 5.8.Absence of Certain Changes. Since September 30, 2021 through the date of this Agreement, (a) there has not been a MTI Material Adverse Effect, (b) MTI and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement, and (c) neither MTI nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of EVI, would constitute a breach of clause Section 7.1(a)(2), Section 7.1(a)(3), Section 7.1(a)(10), Section 7.1(a)(11), Section 7.1(a)(12), Section 7.1(a)(13) or Section 7.1(a)(15).

Section 5.9.Employee Benefit Plans.

(a)MTI has no employee benefit plan or agreement as defined in Section 3 of ERISA or any other employee plan or agreement sponsored or maintained by MTI or by any ERISA Affiliate, including any bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs.

(b)[Reserved]

Section 5.10.Labor and Employment Matters.

(a)Section 5.10(a)(1) of the MTI Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each current employee of MTI and its Subsidiaries, including each employee on leave of absence or other non-active status (collectively, “MTI Business Employees”) name, employing entity, workplace location, job title, date of hire, service reference date (if different from date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status (and the reason for such non-active status and expected return date), work visa status, current base salary or wage rate, prior year base salary or wage rate, current incentive compensation target, prior year incentive compensation target, prior year incentive compensation earned, current commission rate and commissions earned year to date, prior year commission rate and prior year commissions earned, accrued but unused paid time off, and accrued deferred compensation. Section 5.10(a)(2) of the MTI Disclosure Schedule contains a complete and accurate list of all Persons who perform services for MTI and its Subsidiaries (A) under a leasing, contract worker, or similar arrangement with a third-party employer, or (B) as an independent contractor (excluding accounting, tax, legal, and similar service providers), along with, for each Person described in clauses (A) and (B), such Person’s current compensation or fee, date of engagement, workplace location, and the nature of the services they perform in respect of MTI and its Subsidiaries.

(b)No employee or independent contractor performing services for MTI or any of its Subsidiaries is bound by any contract that purports to limit the ability of such Person to engage in any activity, services, duties, or practice on behalf of MTI or any of its Subsidiaries. No MTI Business Employee holding a management or executive position has notified MTI or any of its Subsidiaries of an intention to resign, retire or otherwise terminate his or her employment prior to the Closing or in connection with the transactions contemplated hereby nor, to the Knowledge of MTI, does any such MTI Business Employee have an intention to do so.

(c)No current or former employees of MTI or any of its Subsidiaries are or have been represented by a union or similar employee organization with respect to such employment. Neither MTI nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective-bargaining agreement or understanding with a labor union or organization. To the Knowledge of MTI, there never has been any activity or proceeding by a labor union or representative thereof to organize any employees of MTI or any of its Subsidiaries. There is no charge or complaint pending or, to the Knowledge of MTI, threatened before the National Labor Relations Board or other Governmental Authority relating to any unfair labor practice in respect of any employees of MTI or any of its Subsidiaries, nor is MTI or any of its Subsidiaries subject to any existing order, judgment, or decision regarding an unfair labor practice claim.

(d)MTI and each Subsidiary has complied with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current and former employees and independent contractors, including without limitation such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety and health, immigration, employee data privacy and security, tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination. Except as described in Section 5.10(d) of the MTI Disclosure Schedule, neither MTI nor any of its Subsidiaries (i) has received notice of any actual or alleged violation of any such Law or breach of any such agreement, and, to the Knowledge of MTI, there are no grounds therefor, or (ii) has been subject to or received notice of an audit or investigation by any Governmental Authority relating to any employment-related matter.

(e)Since January 19, 2021, there has been no “mass layoff” or “plant closing” as defined by the WARN Act in respect of MTI or any of its Subsidiaries and neither MTI nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign Law or regulation which is similar to the WARN Act, nor has MTI nor any of its Subsidiaries announced any such action or program for the future.

(f)Neither MTI nor any of its Subsidiaries is delinquent in payments to any MTI Business Employee or other individual who has performed services for MTI for wages, salaries, commissions, bonuses, fees or other compensation for any services performed.

(g)Neither MTI nor any of its Subsidiaries has any Liability with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by MTI or any of its Subsidiaries (each, a “MTI Contingent Worker”).

Section 5.11.Litigation. Except as set forth in Section 5.11 of the MTI Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of MTI, threatened against or affecting MTI or any of its Subsidiaries, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a MTI Material Adverse Effect. Neither MTI nor any of its Subsidiaries is subject to any outstanding Order (i) that prohibits MTI or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have not had, and would not reasonably be expected to have, a MTI Material Adverse Effect.

Section 5.12.Tax Matters.

(a)MTI and each of its Subsidiaries have timely filed all Tax Returns required to have been filed by or with respect to MTI and each of its Subsidiaries, and all such Tax Returns are true, correct and complete. MTI has made available to EVI all correct and complete copies of all income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by MTI for all periods beginning with the fiscal year ended December 31, 2018, and all other material Tax Returns for which the applicable statute of limitations has not yet expired. MTI and each of its Subsidiaries have timely paid all Taxes attributable to MTI or any of its Subsidiaries that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith and which have been adequately reserved against in accordance with GAAP.

(b)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the assessment of, any Taxes of MTI or any of its Subsidiaries, and no request for any such waiver or extension is pending or requested. Neither MTI nor any of its Subsidiaries has filed any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(c)There are no audits, examinations, disputes or other proceedings with respect to Taxes of MTI or any of its Subsidiaries, and no such audit, examination, dispute or other proceeding is pending or threatened by a Governmental Authority. Neither MTI nor any of its Subsidiaries has received any claim from any Governmental Authority in a jurisdiction where it does not file Tax Returns that MTI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No deficiency or claim for Taxes against MTI or any of its Subsidiaries has been claimed, proposed or assessed by any Governmental Authority with respect to MTI, nor, to the Knowledge of MTI, has such a claim or deficiency been threatened against MTI or any of its Subsidiaries for any alleged deficiency in Taxes of MTI or any of its Subsidiaries. All deficiencies for Taxes asserted or assessed against MTI and its Subsidiaries have been fully and timely paid, settled or properly reserved for and reflected on the MTI Financial Statements.

(d)There are no Liens with respect to Taxes on the assets or business of MTI or any of its Subsidiaries other than Permitted Liens.

(e)Neither MTI nor any of its Subsidiaries (1) is now, or ever has been, a party to any agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or net operating losses, Tax credits or other Tax benefits, and (2) has any Liability for Taxes of any Person (other than its Subsidiaries) under Treasury Regulations § 1.1502–6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither MTI nor any of its Subsidiaries has ever been a member of a group filing consolidated Tax Returns for United States federal income tax purposes (except for the group of which MTI is the common parent).

(f)MTI and each of its Subsidiaries has duly and timely withheld any amounts owed with respect to employees, independent contractors, creditors, stockholders, foreign corporations, nonresident aliens, foreign corporations, third parties, and United States real property interests, and has duly and timely paid proper and accurate amounts to the appropriate Governmental Authority for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(g)Neither MTI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the MTI Merger.

(h)Neither MTI nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the MTI Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)Neither MTI nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations § 1.6011–4(b)(2) (or any similar provision of state, local or foreign Law).

(j)Neither MTI nor any of its Subsidiaries has entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, or is subject to any binding determination of the IRS or any comparable ruling of any Governmental Authority.

(k)There is no contract, plan or arrangement covering any Person that would give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

(l)Neither MTI nor any of its Subsidiaries has participated, within the meaning of Treasury Regulations § 1.6011–4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code. MTI has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Laws).

(m)Neither MTI nor any of its Subsidiaries has been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither MTI nor any of its Subsidiaries is a “foreign person” within the meaning of Section 1445(f) of the Code.

(n)Neither MTI nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, provincial, local or foreign Tax Law) for a taxable period ending on or before the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or foreign Tax Law) executed on or prior to the Closing Date, or (iv) installment sale or open transaction made on or prior to the Closing Date.

Section 5.13.Compliance with Laws; Permits.

(a)Neither MTI nor any of its Subsidiaries is or has been since January 1, 2021 in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any Law or Order applicable to MTI or any of its Subsidiaries or by which any property or asset of MTI or any of its Subsidiaries is bound or affected.

(b)Neither MTI nor any of its Subsidiaries has received any written notice since January 1, 2021:

(1)of any default or violation as described in clause Section 5.13(a) above;

(2)of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to MTI or any of its Subsidiaries; or

(3)from any Governmental Authority alleging that MTI or any of its Subsidiaries are not in compliance with any applicable Law or Order.

(c)MTI and each of its Subsidiaries have all Permits and such Permits are valid and in full force and effect. MTI and each of its Subsidiaries are in compliance with the terms of such Permits and, as of the date of this Agreement, neither MTI nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 5.14.Environmental Matters.

(a)Except as set forth in Section 5.14(a) of the MTI Disclosure Schedule:

(1)each of MTI and its Subsidiaries is and has been in compliance with all applicable Environmental Laws;

(2)there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of MTI, threatened against or affecting MTI or any of its Subsidiaries;

(3)neither MTI nor its Subsidiaries has received since January 19, 2021 any notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, Liability, Order or settlement relating to or arising under Environmental Laws;

(4)no facts, circumstances or conditions exist that would reasonably be expected to result in MTI and its Subsidiaries incurring Environmental Liabilities; and

(5)there have been no Releases of Hazardous Materials on properties since they were owned, operated or leased by MTI or any of its Subsidiaries (or previously).

(b)Except as set forth in Section 5.14(b) of the MTI Disclosure Schedule:

(1)MTI and each of its Subsidiaries has obtained and currently maintains all necessary Environmental Permits;

(2)to the Knowledge of MTI, there is no investigation, nor any Action pending or threatened against or affecting MTI or any of its Subsidiaries or any real property owned, operated or leased by MTI or any of its Subsidiaries to revoke such Environmental Permits;

(3)neither MTI nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by MTI or any of its Subsidiaries; and

(4)neither the execution and delivery of this Agreement by MTI, nor the consummation by MTI of the transactions contemplated hereby, nor compliance by MTI with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c)Except as set forth in Section 5.14(c) of the MTI Disclosure Schedule, none of the MTI Owned Real Property, MTI Leased Real Property, or products of MTI, or of any of its current or prior Subsidiaries or of any of their respective predecessors, has contained or currently contains any asbestos or asbestos-containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

Section 5.15.Intellectual Property.

(a)MTI and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party. Section 5.15(a) of the MTI Disclosure Schedule sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights and in each case applications therefor, and domain names and applications therefor, if any, owned by or licensed to MTI or any of its Subsidiaries as of the date of this Agreement. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by MTI or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due have been paid to continue all such rights in effect. MTI has made available to EVI complete and correct copies of, and Section 5.15(a) of the MTI Disclosure Schedule sets forth as of the date hereof a true and complete list of, all license agreements relating to Intellectual Property to or by which MTI or any of its Subsidiaries is a party or bound.

(b)Neither MTI nor any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of MTI, threatened with respect to, and neither MTI nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation by MTI or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person and, to the Knowledge of MTI, there is no valid basis for any such claim. There is no investigation pending or, to the Knowledge of MTI, threatened with respect to any possible infringement or other violation by MTI or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person.

(c)To the Knowledge of MTI, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of MTI or any of its Subsidiaries.

(d)The execution and delivery of this Agreement, the consummation of the MTI Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by MTI or any of its Subsidiaries or with respect to which MTI or any of its Subsidiaries now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which MTI or any of its Subsidiaries is a party or bound, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right.

(e)MTI and its Subsidiaries have taken reasonable measures to maintain the confidentiality of their Intellectual Property and every Person employed by MTI or any of its Subsidiaries, including agents, consultants and independent contractors, who has or had or may in the future have access to confidential or proprietary information has entered into a confidentiality and nondisclosure agreement with MTI or the respective Subsidiary. MTI has provided EVI with copies of all forms of confidentiality and nondisclosure agreement used by MTI and each of its Subsidiaries.

(f)Each of the former or current members of management or key personnel of MTI or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by MTI or any of its Subsidiaries, have assigned or otherwise transferred to MTI or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property owned, intended to be owned or used by MTI or any of its Subsidiaries. None of the former or current members of management or key personnel of MTI nor any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by MTI or any of its Subsidiaries, have a valid claim against MTI or any of its Subsidiaries in connection with the involvement of such Persons in the conception and development of any Intellectual Property owned, intended to be owned or used by MTI or any of its Subsidiaries, and no such claim has been asserted or, to the Knowledge of MTI, threatened. To the Knowledge of MTI, none of the current employees of MTI or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by MTI or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to MTI or any of its Subsidiaries.

Section 5.16.Real Property.

(a)MTI and each of its Subsidiaries has good, marketable, and valid title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of the real property and tangible assets used in the conduct of its business and all such property and assets, other than real property and assets in which MTI or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b)Section 5.16(b) of the MTI Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by MTI or any of its Subsidiaries (each an “MTI Owned Real Property”) and leased by MTI or any of its Subsidiaries, including the terms of each lease (each a “MTI Leased Real Property”) and MTI has made available to EVI true, correct and complete copies of each of the Contracts relating to such MTI Owned Real Property and MTI Leased Real Property. With respect to each MTI Leased Real Property, neither MTI nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such MTI Leased Real Property or any portion thereof. MTI and each of its Subsidiaries enjoy peaceful and undisturbed possession of each MTI Owned Real Property and MTI Leased Real Property. Each MTI Owned Real Property and MTI Leased Real Property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the business of MTI and its Subsidiaries.

Section 5.17.Material Contracts.

(a)Section 5.17(a) of the MTI Disclosure Schedule lists as of the date hereof, and MTI has made available to EVI true, correct and complete copies of each of the following contracts (each, a “MTI Material Contract”) to which MTI or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding leases, subleases or other agreements for MTI Leased Real Property, all of which Contracts are disclosed in Section 5.16(b) of the MTI Disclosure Schedule, and excluding MTI Employee Plans), including full and accurate summaries of the material terms and conditions of any and all oral Contracts of MTI:

(1)any Contract that would be required to be filed by MTI as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by MTI on a Current Report on Form 8-K;

(2)any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments by MTI in excess of $50,000.00, including any and all purchase orders; or (B) which give rise to anticipated receipts by the counterparty to the Contract of more than $50,000.00 in any calendar year, in each case that cannot be terminated on more than ninety (90) days’ notice without payment by MTI of a penalty in excess of $50,000.00;

(3)any Contract involving the obligation of MTI to sell products or services pursuant to which the aggregate payments to become due to MTI exceeds $50,000.00 annually;

(4)any Contract relating to the acquisition or disposition of any material business (whether by merger, stock sale, asset sale, or otherwise) pursuant to which MTI has material continuing obligations following the date of this Agreement;

(5)any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(6)any Contract appointing any agent to act on behalf of MTI or any power of attorney;

(7)any option, license, franchise or similar Contract;

(8)any employment, severance, retention, change in control or similar Contract with any current or former director, officer or employee with the title of vice-president or higher of MTI in respect of which MTI has or could reasonably be expected to have ongoing payment obligations after the Closing Date;

(9)any Contract with a Governmental Authority;

(10)any Contract between MTI, on the one hand, and any of its Affiliates, on the other hand;

(11)any Contract containing provisions that limit the ability of MTI or any of its Subsidiaries (or which, following the consummation of the MTI Merger, could restrict the ability of MTI or any of its Subsidiaries, including the MTI Survivor and its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of MTI’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(12)any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership; and

(13)except for arrangements entered into solely among wholly owned Subsidiaries of MTI, any Contract that relates to Indebtedness having an outstanding principal amount in excess of $50,000.00 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of MTI and its Subsidiaries under such contract are greater than $50,000.00.

(b)Each MTI Material Contract is valid and binding on MTI or the Subsidiary of MTI that is a party thereto and, to the Knowledge of MTI, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. MTI, its Subsidiaries and, to the Knowledge of MTI, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each MTI

Material Contract. There is no default under any MTI Material Contract by MTI or any of its Subsidiaries or, to the Knowledge of MTI, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MTI or any of its Subsidiaries or, to the Knowledge of MTI, by any other party thereto.

Section 5.18.Anticorruption. MTI and each of its Subsidiaries, including their employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause MTI or any of its Subsidiaries to be in violation of any Anticorruption Laws. MTI and its Subsidiaries, including their employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. MTI and each Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 5.19.Insurance. MTI and its Subsidiaries maintain policies of insurance, including property, fire, workers’ compensation, products Liability, directors’ and officers’ Liability and other casualty and Liability insurance, that is in form and amount as customary for MTI’s and its Subsidiaries’ types of business and as may be additionally required under the terms of any Contract or agreement. Section 5.19 of the MTI Disclosure Schedule sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by MTI and its Subsidiaries as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three (3) years; (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by MTI and any of its Subsidiaries; and (iii) true and complete copies of any insurance coverage recommendations received by MTI and any of its Subsidiaries from any insurance consultant or broker during the past three years. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and MTI and its Subsidiaries are in full compliance with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 5.20.Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid by MTI, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of MTI or any of its Affiliates.

Section 5.21.Stockholder Approval Requirement. The only vote of the stockholders of MTI required to approve the plan of merger (in accordance with Section 92A-120 of the NML) contained in this Agreement and approve the MTI Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of the MTI Common Stock (the “MTI Stockholder Approval”). No other vote of the stockholders of MTI is required by Law or MTI Organizational Documents.

Section 5.22.State Takeover Statutes. MTI has taken all actions necessary to exempt the MTI Merger, this Agreement and the other transactions contemplated by this Agreement from the restrictions on business combinations and voting requirements contained in Sections 78.411 through 78.444 (inclusive) of the NML. No other anti-takeover or other similar statute or regulation applies to the MTI Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, MTI does not have in effect any “poison pill” or shareholder rights plan.

Section 5.23.Customers and Suppliers. Section 5.23 of the MTI Disclosure Schedule sets forth a correct and complete list of the top 20 customers and top 20 suppliers of MTI and its Subsidiaries during its fiscal year ended December 31, and indicates with respect to each the name, address and dollar volume of business with MTI or Subsidiary (including the primary categories, based on purchases or sales, of products bought or sold). Neither MTI nor any of its Subsidiaries is required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 5.23 of the MTI Disclosure Schedule. Since the Financial Statement Date, no customer or supplier required to be disclosed on Section 5.23 of the MTI Disclosure Schedule has terminated or failed to renew its relationship with, or materially reduced its purchases from or sales to, MTI or any of its Subsidiaries.

Section 5.24.Transactions with Affiliates. Except as disclosed on Section 5.24 of the MTI Disclosure Schedule: (a) none of the customers, suppliers, distributors or sales Representatives of MTI is an Affiliate of MTI or is any Affiliate’s officer, director, stockholder, or any immediate family member of any officer, director, or Affiliate of MTI; (b) none of the properties or assets of MTI is owned or used by or leased to any Affiliate of MTI or of any of its officers, directors or stockholders; (c) no Affiliate of MTI or any Affiliate’s officers, directors or stockholders is a party to any MTI agreement; and (d) no Affiliate of MTI or of any of its officers, directors or stockholders provides any legal, accounting or other services to MTI.

Section 5.25.Privacy and Data Security.

(a)Section 5.25(a) of the MTI Disclosure Schedule sets forth as of the date hereof a true and complete list of all of the types of Personal Data or highly sensitive information that MTI and its Subsidiaries collects or transmits through:

(1)its products or service offerings, and

(2)any website or other platforms it maintains, operates or uses in the conduct of its business.

(b)Each of MTI and its Subsidiaries is, and at all times has been, in compliance with all:

(1)Privacy Laws;

(2)PCI Requirements;

(3)applicable payment card brand, card association, payment processor and bank rules and requirements;

(4)Privacy Agreements; and

(5)federal, state, local and foreign Laws, rules and regulations pertaining to sales and marketing practices, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(c)

(1)Each of MTI and its Subsidiaries has implemented Privacy and Data Security Policies that are no less rigorous than industry best practices.

(2)Each of MTI and its Subsidiaries is in compliance with, and has always complied with, any statutory and fiduciary obligations to safeguard the privacy of Personal Data that it collects, uses, transmits or processes through its products or service offerings, including its websites or platforms that it maintains, operates or uses in the ordinary conduct of its business.

(3)Each of MTI and its Subsidiaries satisfies any statutory and fiduciary obligations they have to provide notice to website visitors or obtain consent for their or a third party’s use of monitoring features such as cookies or tags.

(4)MTI and its Subsidiaries have made available a true, correct, and complete copy of each Privacy and Data Security Policy in effect at any time since the respective inceptions of MTI and its Subsidiaries.

(5)At all times, each of MTI and its Subsidiaries has been and is in compliance with all of its Privacy and Data Security Policies.

(6)Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws. Each of MTI and its Subsidiaries has delivered to EVI accurate and complete copies of all of the Privacy Agreements.

(d)Each of MTI and its Affiliates/Subsidiaries has not, and currently does not, market its products and services to any Persons under the age of 13, and neither MTI nor any of its Subsidiaries knowingly collects Personal Data from any Persons under the age of 13.

(e)There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against any of MTI or its Subsidiaries initiated by any Person or entity, any Governmental Entity, foreign or domestic or any regulatory or self-regulatory entity alleging that any Data Activity of MTI or any of its Subsidiaries:

(1)violates any applicable Privacy Laws;

(2)violates any Privacy Agreements;

(3)violates any Privacy and Data Security Policies; or

(4)constitutes an unfair, deceptive, or misleading trade practice.

(f)At all times, MTI and its Subsidiaries have taken all reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of MTI, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of MTI or any of its Subsidiaries and any of its contractors with regard to any Personal Data obtained from or on behalf of MTI or any of its Subsidiaries, nor has there been any unauthorized intrusions or breaches of security into any systems of MTI or any of its Subsidiaries.

(g)Each of MTI and its Subsidiaries contractually requires all third-parties, including vendors, Affiliates, and other Persons providing services to it that have access to or receive Personal Data from or on behalf of it to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(h)Section 5.25(h) of the MTI Disclosure Schedule sets forth as of the date hereof a true and complete list of all Data Centers and the geographic location of each such Data Center. Neither MTI nor any of its Subsidiaries has, nor currently does, use any third-party Data Centers or hosting-providers to store or process any Personal Data.

(i)Neither MTI nor any of its Subsidiaries has offered any services that store, transmit or process Personal Data in, and no Data Center owned by it has stored, transmitted or processed Personal Data in, a geographical location that is outside of the continental United States. Neither MTI nor any of its Affiliates or Subsidiaries has previously stored, transmitted, processed or made available any Personal Data to a party in any jurisdiction located outside of the continental United States.

(j)

(1)Each of MTI and its Subsidiaries has established administrative safeguards that set forth the specific individuals who can access its internal network and systems, including its software and hardware.

(2)Each of MTI and its Subsidiaries has implemented a password protection process for its internal network and systems that utilizes strong, complex passwords that are routinely changed and are combined with one or more verification methods to create a multi-factor authentication system.

(3)Each of MTI and its Subsidiaries has utilized data encryption methods that are no less rigorous than industry best practices to secure its network and systems from unauthorized access, including encryption of Personal Data and any other nonpublic information stored on mobile media or transmitted over any public networks or wireless networks.

(k)

(1)Each of MTI and its Subsidiaries has adopted in the ordinary conduct of its business, policies, procedures and risk management processes to ensure the physical security of its facilities and computing environments, and that are no less rigorous than industry best practices and applicable Privacy Laws.

(2)Each of MTI and its Subsidiaries has secured and maintained control of all physical access points, maintained effective identification procedures, ensured visibility in all high-risk areas, and has adopted policies that ensure the adequate treatment of sensitive information in public space, including, without limitation, restrictions relating to the use of monitors in open areas, keeping laptops and other retrievable items out of accessible spaces, printing in secure areas, effective mail center screening and distribution procedures, and secure trash and electronic equipment disposal methods.

(l)Each of MTI and its Subsidiaries has adopted policies to identify Personal Data, or any other nonpublic information that are subject to a system backup, and to specify the frequency of such backups. Each of MTI and its Subsidiaries has backed up its sensitive information using secure data backup storage systems and has limited access to the backed-up information to only such authorized Persons or employees who are identified in its respective policies as having the authority to access such backed-up information.

(m)The products or service offerings of each of MTI and its Subsidiaries contain mechanisms such as firewall, antivirus protection, web filtering or other functions that are no less rigorous than industry best practices to lower the risk of infection from viruses or malicious routines and codes that can destroy, modify or diminish, or cause a similar effect on, its respective products or services, including its programs, equipment and devices, any part of its internal networks or systems, Personal Data or any other nonpublic information. The products or service offerings contain no disabling code, “time bombs,” time-out or deactivation functions that may terminate operations, diminish the product or services, or result in them performing in an impaired manner. The products or service offerings are free of any “viruses” including, but not limited to, “trojan horses” or “worms” that may destroy or corrupt data, and the products or service offerings do not contain any unknown code, scripts or tags, or “back doors” that could enable unauthorized access.

(n)Section 5.25(n) of the MTI Disclosure Schedule sets forth as of the date hereof a true and complete list of all audits or checks that each of MTI and its Subsidiaries, or any third party on behalf of any of them, has performed in the prior five (5) years, any individuals or parties who conducted the audits, and results of any such audits. Each of MTI and its Subsidiaries, in the ordinary conduct of its business, has performed regular audits of its information security controls, system and procedures that are no less rigorous than industry best practices to assess its compliance with its Privacy and Data Security Policies, and has provided Buyer with complete and accurate records of the audit results.

Section 5.26.Sufficiency of Assets. The assets that MTI and its Subsidiaries will continue to have good and valid title to, or the right to use, following the Closing constitute all of the assets satisfactory for the conduct of the business and operations of MTI and its Subsidiaries as currently conducted. The structures and material equipment included in such assets are in satisfactory repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use in all material respects. There are no facts or conditions affecting any assets material to MTI that interfere with the use, occupancy or operation of such assets in any material respect.

Section 5.27.Full Disclosure. No representation or warranty of MTI in this Agreement or in any exhibit, certificate, or schedule attached or furnished, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date. MTI has no Knowledge of any fact that has specific application to MTI (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of MTI that has not been set forth in this Agreement, the MTI SEC Filings, or the MTI Disclosure Schedule.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the corresponding section of the Parent Disclosure Schedule provided in connection herewith (the “Parent Disclosure Schedule”), Parent represents and warrants to EVI and MTI as follows:

Section 6.1.Organization; Corporate Power; Corporate Records. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, material. Parent is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified, licensed, or in good standing when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, material.  Parent has heretofore made available to EVI and MTI a correct and complete copy of Parent’s Organizational Documents and each as so delivered is in full force and effect.  Parent is not in violation of any provision of its Organizational Documents. The minute books of Parent contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Parent Board and any committees thereof (or Persons performing similar functions), since the time of its incorporation. The stock ledgers of Parent are true, complete and accurate.

Section 6.2.Capitalization.

(a)The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, and 40,000,000 shares of preferred stock, par value $.0001 per share (“Parent Preferred Stock”). At the close of business on the Business Day immediately preceding the date of this Agreement:

(1)10 shares of Parent Common Stock were issued and outstanding;

(2)0 shares of Parent Preferred Stock were issued and outstanding;

(3)0 shares of Parent Common Stock or Parent Preferred Stock were held in Parent’s treasury; and

(4)0 shares of Parent Common Stock were subject to outstanding Parent restricted stock units.

(b)The Parent does not have and has not issued options or restricted stock units.

(c)All of the shares of Parent Common Stock outstanding are duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(d)Except as set forth in Section 6.2(a) of the Parent Disclosure Schedule and except for the obligations contemplated by this Agreement, there are on the date hereof no outstanding shares of capital stock of, or other equity or voting interest in, Parent, and no outstanding (i) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities or ownership interests Parent, (ii) options, warrants, rights or other agreements or commitments to acquire from Parent, or obligations of Parent to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) Parent, (iii) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Parent, or (iv) obligations (excluding Taxes and other fees) by Parent or any of its Subsidiaries to make any payments based on the market price or value of the Parent Common Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any Parent securities described in clauses (i), (ii) and (iii) hereof.

Section 6.3.Subsidiaries.

(a)Section 6.3(a) of the Parent Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Parent, its place and form of organization, its address and each jurisdiction in which it is authorized to conduct or actually conducts business. Each Subsidiary of Parent is a corporation, partnership, limited liability company, or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.

(b)All the outstanding shares of capital stock of, or other equity or voting interests in each such Subsidiary are owned by Parent, free and clear of all pledges, claims, Liens, charges, options, security interests or other encumbrances of any kind, except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 6.4.Corporate Authorization.

(a)Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly and validly authorized by the Parent Board and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the legal, valid and binding agreement of EVI and MTI, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

(b)The Parent Board (at a meeting or meetings duly called and held, at which all directors of Parent were present or participated and voted) has unanimously adopted resolutions (i) declaring that this Agreement and the other transactions contemplated hereby are advisable and in the best interests of Parent’s stockholders, and (ii) approving and declaring advisable this Agreement and the other transactions contemplated by this Agreement, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 6.5.Non-Contravention; Filings and Consents.

(a)The execution, delivery, and performance by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)contravene, conflict with, or result in any violation or breach of any provision of Parent’s Organizational Documents;

(2)assuming compliance with the matters referred to in Section 6.5 of the Parent Disclosure Schedule, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order;

(3)require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent or any Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected; or

(4)result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries.

(b)The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby by Parent do not and will not require any consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Authority.

Section 6.6.Conduct of Business.  Parent was formed on March 21, 2022 in the State of Delaware and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

ARTICLE VII. COVENANTS

Section 7.1.Conduct of Business of EVI and MTI Pending the Merger.

(a)EVI covenants and agrees that, during the period from the date of this Agreement until the EVI Effective Time, except with the prior written consent of MTI (such consent not to be unreasonably withheld), or as expressly contemplated by this Agreement, or as set forth in Section 7.1(a) of the EVI Disclosure Schedule, or as required by Law, the business of EVI and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and EVI and its Subsidiaries shall use their reasonable best efforts to comply with all applicable Laws, rules, and regulations and to the extent consistent therewith, use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of EVI’s and its Subsidiaries’ present employees, agents and consultants; provided, however, that during any period of full or partial suspension of operations related to a disease outbreak, including but not limited to the COVID-19 pandemic, EVI may take such actions as are reasonably necessary (A) to protect the health and safety of directors, officers, employees, agents, consultants, and contractors or (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, further, that following any such suspension, to the extent that EVI took any actions that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable and (ii) use reasonable best efforts to (A) comply in all material respects with material applicable Laws, (B) preserve intact in all material respects its business organizations and relationships with its material suppliers, customers, Governmental Authorities and other material business relations and (C) keep available the services of its officers and key employees. Without limiting the generality of the foregoing, from the date of this Agreement until the EVI Effective Time, except with the prior written consent of MTI (such consent not to be unreasonably withheld), or as expressly contemplated by this Agreement, or as set forth in Section 7.1(a) of the EVI Disclosure Schedule, or as required by Law, EVI will not and will not permit any of its Subsidiaries to:

(1)amend or propose any change to the EVI Organizational Documents or other similar governing documents;

(2)merge or consolidate EVI or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of EVI, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(3)acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $3.6 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(4)except for the issuance of shares upon the exercise of employee plan options outstanding on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of EVI Common Stock or other EVI stock or stock of any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of EVI to EVI or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(5)create or incur any Lien on any assets of EVI or any of its Subsidiaries having a value in excess of $3.6 million;

(6)make any loans, advances, guarantees or capital contributions to or investments in any Person (other than EVI or any direct or indirect wholly owned Subsidiary of EVI) in excess of $3.6 million in the aggregate;

(7)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to EVI or to any other direct or indirect wholly owned Subsidiary) or enter into any Contract with respect to the voting of its capital stock;

(8)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(9)incur, or enter into, amend, modify or terminate any Contract with respect to, any Indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such Indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of EVI or any of its Subsidiaries, except for: (A) Indebtedness for borrowed money incurred in an amount not to exceed $3.6 million in the aggregate; (B) Indebtedness for borrowed money incurred in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced; (C) guarantees, incurred in compliance with this Section 7.1, by EVI of Indebtedness of wholly owned Subsidiaries of EVI; or (D) interest rate swaps that EVI or any of its Subsidiaries enter into on customary commercial terms consistent with past practice and not to exceed $3.6 million in notional amount in the aggregate;

(10)except as provided in the capital budgets set forth in Section 7.1(a)(10) of the EVI Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $3.6 million in the aggregate during any 12-month period;

(11)make any change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act;

(12)settle any litigation or other proceedings before a Governmental Authority (A) for an amount in excess of $500,000.00 or any obligation or Liability of EVI in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction or similar Order of any Governmental Authority that would restrict the future activity or conduct of EVI or any of its Subsidiaries or (II) a finding or admission of a violation of Law or violation of the rights of any Person by EVI or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of EVI or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(13)other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate any EVI Material Contract or Intellectual Property contract, (B) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000.00  or in the aggregate a value in excess of $2 million;

(14)(A) make any material Tax election or material change in any Tax election, or change or consent to any change in EVI’s or any of its Subsidiaries’ method of accounting for Tax purposes, (B) file any amended Tax Return, (C) enter into any settlement or compromise of any Tax Liability of EVI or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations applicable to the assessment or collection of any Tax, other than in the ordinary course of business consistent with past practice, or (E) enter into any Tax indemnification, sharing, allocation or reimbursement agreement or similar agreement, arrangement or understanding (other than a commercial Contract entered into in the ordinary course of business and not principally related to Taxes);

(15)except as set forth in Section 7.1(a)(15) of the EVI Disclosure Schedule or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its Subsidiaries, directors, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance, or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries’ directors, officers or employees, (C) establish, adopt, amend or terminate any EVI Employee Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the EVI Employee Plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any EVI Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees, (G) terminate the employment (other than for cause) of any EVI Business Employee, or hire any EVI or Subsidiary employee, except for hiring in the ordinary course of business to fill an existing vacancy, provided that EVI shall first obtain Parent’s written consent (such consent not to be unreasonably withheld) before the hiring of any (i) management or executive personnel, (II) individual for a position having an annual base compensation of over $150,000.00, or (ii) group of individuals for positions having annual base compensation in the aggregate of over $300,000.00, or (H) enter into any negotiations concerning any collective-bargaining agreement or understanding with a labor union or organization with respect to any EVI Business Employees;

(16)voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of EVI and of its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as required by applicable Law;

(17)take any action or omit to take any action that is reasonably likely to result in any of the conditions precedent to the consummation of the EVI Merger set forth in Section 7.1(b) hereof and the other transactions contemplated hereby not being satisfied; or

(18)agree, authorize or commit to do any of the foregoing.

(b)MTI covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except with the prior written consent of EVI (such consent not to be unreasonably withheld), or as expressly contemplated by this Agreement, or as set forth in Section 7.1(b) of the MTI Disclosure Schedule, or as required by Law, the business of MTI and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and MTI and its Subsidiaries shall use their reasonable best efforts to comply with all applicable Laws, rules and regulations and to the extent consistent therewith, use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of MTI’s and its Subsidiaries’ present employees, agents and consultants; provided, however, that during any period of full or partial suspension of operations related to a disease outbreak, including but not limited to the COVID-19 pandemic, MTI may take such actions as are reasonably necessary (A) to protect the health and safety of directors, officers, employees, agents, consultants, and contractors or (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, further, that following any such suspension, to the extent that MTI took any actions that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable and (ii) use reasonable best efforts to (A) comply in all material respects with material applicable Laws, (B) preserve intact in all material respects its business organizations and relationships with its material suppliers, customers, Governmental Authorities and other material business relations and (C) keep available the services of its officers and key employees. Without limiting the generality of the foregoing. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except with the prior written consent of EVI (such consent not to be unreasonably withheld), or as expressly contemplated by this Agreement, or as set forth in Section 7.1(b) of the MTI Disclosure Schedule, or as required by Law, MTI will not and will not permit any of its Subsidiaries to:

(1)amend or propose any change to MTI Organizational Documents or other similar governing documents;

(2)merge or consolidate MTI or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of MTI, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(3)acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $400,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement;

(4)except for the issuance of shares upon the exercise of employee plan options outstanding on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of MTI Common Stock or other MTI stock or stock of any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of MTI to MTI or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(5)create or incur any Lien on any assets of MTI or any of its Subsidiaries having a value in excess of $400,000.00;

(6)make any loans, advances, guarantees, or capital contributions to or investments in any Person (other than MTI or any direct or indirect wholly owned Subsidiary of MTI) in excess of $400,000.00 in the aggregate;

(7)declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to MTI or to any other direct or indirect wholly owned Subsidiary) or enter into any Contract with respect to the voting of its capital stock;

(8)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(9)incur, or enter into, amend, modify, or terminate any Contract with respect to, any Indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such Indebtedness of another Person, or issue, sell, enter into, amend, modify, or terminate any debt securities or warrants or other rights to acquire any debt security of MTI or any of its Subsidiaries, except for: (A) Indebtedness for borrowed money not to exceed $400,000.00 in the aggregate, (B) Indebtedness for borrowed money incurred in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced, (C) guarantees, incurred in compliance with this Section 7.1, by MTI of Indebtedness of wholly owned Subsidiaries of MTI or (D) interest rate swaps that MTI or any of its Subsidiaries enters into on customary commercial terms consistent with past practice and not to exceed $400,000.00 in notional amount in the aggregate;

(10)except as provided in the capital budgets set forth in Section 7.1(b)(10) of the MTI Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $400,000.00 in the aggregate during any 12-month period;

(11)make any change in any financial accounting principles, methods, or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions, or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act;

(12)settle any litigation or other proceedings before a Governmental Authority (A) for an amount in excess of $250,000.00 or any obligation or Liability of MTI in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction, or similar Order of any Governmental Authority that would restrict the future activity or conduct of MTI or any of its Subsidiaries or (II) a finding or admission of a violation of Law or violation of the rights of any Person by MTI or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of MTI or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(13)other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate any MTI Material Contract or Intellectual Property contract, (B) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $125,000.00 or in the aggregate a value in excess of $500,000.00;

(14)(A) make any material tax election or material change in any tax election, (B) change or consent to any change in MTI’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) enter into any settlement or compromise of any tax Liability of MTI or any of its Subsidiaries, (E) extend or waive the application of any statute of limitations applicable to the assessment or collection of any Tax, other than in the ordinary course of business consistent with past practice, or (F) enter into any Tax indemnification, sharing, allocation or reimbursement agreement or similar agreements, arrangements or understandings (other than any commercial Contract entered into in the ordinary course of business not principally related to Taxes);

(15)except as set forth in Section 7.1(b)(15) of the MTI Disclosure Schedule or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of the Subsidiaries of MTI, directors, officers, or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries’ directors, officers, or employees, (C) establish, adopt, amend, or terminate any MTI Employee Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the MTI Employee Plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any MTI Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans to any of its or of any of the MTI’s Subsidiaries’ directors, officers or employees,  (G) terminate the employment (other than for cause) of any MTI Business Employee, or hire any MTI or Subsidiary employee, except for hiring in the ordinary course of business to fill an existing vacancy, provided that MTI shall first obtain EVI’s written consent before the hiring of any (I) management or executive personnel, (II) individual for a position having an annual base compensation of over $150,000.00, or (III) group of individuals for positions having annual base compensation in the aggregate of over $300,000.00, or (H) enter into any negotiations concerning any collective-bargaining agreement or understanding with a labor union or organization with respect to any MTI Business Employees;

(16)voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of MTI and of its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as required by applicable Law;

(17)take any action or omit to take any action that is reasonably likely to result in any of the conditions precedent to the consummation of the MTI Merger set forth in Section 8.1(b) hereof and the other transactions contemplated hereby not being satisfied; or

(18)agree, authorize, or commit to do any of the foregoing.

(c)Prior to making any written material broad-based communications to the directors, officers or employees of EVI or its Subsidiaries or MTI or its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each of EVI and the MTI shall provide each other with a copy of the intended communication, each of and EVI and MTI shall have a reasonable period of time to review and comment on the communication, and each of EVI and MTI shall cooperate in providing any such mutually agreeable communication.

(d)Nothing contained in this Agreement is intended to give MTI, directly or indirectly, the right to control or direct EVI’s or its Subsidiaries’ operations prior to the EVI Effective Time, and nothing contained in this Agreement is intended to give EVI, directly or indirectly, the right to control or direct MTI’s or its Subsidiaries’ operations. Prior to the EVI Effective Time or the MTI Effective Time, as applicable, each of MTI and EVI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.2.No Solicitation; Board Recommendation.

(a)Notwithstanding anything else in this Agreement, each of EVI and MTI shall not, nor shall either authorize or permit any of its Subsidiaries to, nor shall either authorize or permit any of its directors, officers or employees or any of its Subsidiaries or any investment banker, attorney, accountant, or other advisor or agent or Representative of it or any of its Subsidiaries to, directly or indirectly,

(1)solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, offer, or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; or

(2)enter into, engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal, or furnish to any Person any information relating to it or any of its Subsidiaries or provide access to its or any of its Subsidiaries’ properties, books and records, confidential information, or data to any Person with respect to, or otherwise cooperate in any way with any Person regarding, any Acquisition Proposal;

provided, however, as to the limitations set forth in (1) and (2), that at any time prior to obtaining the EVI Stockholder Approval or the MTI Stockholder Approval, as applicable, in response to a bona fide written unsolicited Acquisition Proposal that the EVI Board or the MTI Board, as applicable, determines in good faith constitutes or could reasonably be expected to lead to an EVI Superior Proposal or MTI Superior Proposal, as applicable, and which Acquisition Proposal did not result from a breach of this Section 7.2 or any other provision of this Agreement, EVI or MTI may, and may permit and authorize its Representatives and its Subsidiaries and its Subsidiaries’ Representatives to, in each case subject to compliance with Section 7.2(c) and the other provisions of this Agreement, (A) furnish information with respect to it and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the confidentiality agreement between MTI and EVI as contained in the Letter of Intent dated November 19, 2021 (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been provided or made available, or is concurrently provided or made available, to the other Parties, and (B) participate in discussions or negotiations with, and only with, the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by (x) any director, officer, or employee of EVI or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or agent or Representative of EVI  or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2(a) by EVI and (y) any director, officer, or employee of MTI or any of  its Subsidiaries or any investment banker, attorney, accountant or other advisor or agent or Representative of MTI or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2(a) by MTI.

(b)Neither the EVI Board, the MTI Board, nor any committee of either shall (or shall agree or resolve to):

(1)withdraw or modify in a manner adverse to Parent or, Merger Sub E or Merger Sub M, as applicable, or propose publicly to withdraw or modify in a manner adverse to Parent or, Merger Sub E or Merger Sub M, as applicable, the recommendation or declaration of advisability by such board of directors or any such committee of this Agreement or the EVI Merger or MTI Merger, as applicable (any such action or any resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”),

(2)recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action, or adopt or approve any Acquisition Proposal, or

(3)cause or permit EVI or MTI to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement” constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a Confidentiality Agreement referred to in Section 7.2(a)), or resolve or agree to take any such action;

provided, however, at any time prior to the EVI Stockholder Approval or the MTI Stockholder Approval, as applicable, the EVI Board or the MTI Board may, in response to receipt of an EVI Superior Proposal or MTI Superior Proposal, as applicable, that has not been withdrawn, effect an Adverse Recommendation Change; provided that the EVI Board or the MTI Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to its stockholders under applicable Law; and provided, further, that neither the EVI Board or the MTI Board may effect such an

Adverse Recommendation Change unless (A) it shall have first provided prior written notice to each other Party (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to an EVI Superior Proposal or MTI Superior Proposal, as applicable, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such EVI Superior Proposal or MTI Superior Proposal, as applicable, and (B) no other Party makes, within five (5) Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the EVI Board or MTI Board, as applicable (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting an EVI Superior Proposal or MTI Superior Proposal, as applicable, to no longer constitute an EVI Superior Proposal or MTI Superior Proposal, as applicable (it being understood and agreed that any amendment or modification of such EVI Superior Proposal or MTI Superior Proposal, as applicable, shall require a new Adverse Recommendation Change Notice and a new five (5) Business Day period).

Each of EVI and MTI agrees that, during the five (5) Business Day period prior to its effecting an Adverse Recommendation Change, it and its Representatives shall negotiate in good faith with the other Parties and their Representatives regarding any revisions to the terms of the EVI Merger or the MTI Merger and the other transactions contemplated by this Agreement.

(c)In addition to the obligations of EVI and MTI set forth in paragraphs Section 7.2(a) and Section 7.2(b) of this Section 7.2, each of EVI and MTI shall, as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise the other Parties orally and in writing of

(1)any Acquisition Proposal or any request for information or inquiry or other communication that it reasonably believes could lead to or contemplates an Acquisition Proposal and

(2)the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal, request, or inquiry. Commencing upon the provision of any notice referred to above, the Party providing such notice (or its outside counsel) shall (A) on a daily basis at mutually agreeable times, advise and confer with each other Party (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by any such Party (or its outside counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request, or inquiry and (B) promptly upon receipt or delivery thereof, provide each other Party (or its outside counsel) with copies of all documents and material written or electronic communications relating to any such Acquisition Proposal (including the financing thereof), request, or inquiry exchanged between  EVI or MTI, as applicable, their Subsidiaries, or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the other hand.

(d)Nothing contained in this Section 7.2 or elsewhere in this Agreement shall prohibit EVI or MTI from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 (17 C.F.R. 240.14d-9) and Rule 14e-2(a) (17 C.F.R. 240.14e-2) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the EVI Board or MTI Board, upon consultation with its outside counsel, such disclosure is required by applicable Law; provided, however, that in no event shall EVI, MTI, the EVI Board, or the MTI Board or any committee thereof take, or agree or resolve to take any action prohibited by Section 7.2(b).

Section 7.3.Access to Information.

(a)From and after the date of this Agreement, EVI and MTI shall (i) give to the other Parties and their Representatives access to its and its Subsidiaries’ offices, properties, books, records, documents, directors, officers and employees during normal business hours, (ii) furnish to each other Party such financial, tax and operating data and other information as any such Party and its Representatives may reasonably request (including the work papers of its independent accountants upon receipt of any required consent from such independent accountants), and (iii) instruct its Representatives to cooperate with each other Party and their Representatives in any such Party’s investigation; provided, however, that EVI and MTI may restrict the foregoing access to the extent that (i) any applicable Law requires it to restrict or prohibit access to any such properties or information, (ii) the disclosure of such information to the applicable Party would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, (iii) such restriction is required to comply with any COVID-19 Measure, or (iv) such disclosure could reasonably be expected to cause the loss of any attorney-client or similar legal privilege.

(b)Any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of EVI or MTI. Each Party hereby agrees that it shall treat any such information obtained by it in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

(c)Information obtained by any Party pursuant to Section 7.3(a) shall not prejudice any of its rights or remedies at Law or in equity.

Section 7.4.Efforts to Closing; Government Filings.

(a)Subject to the terms and conditions of this Agreement, each of Parent, EVI and MTI shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate the EVI Merger, the MTI Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the EVI Merger, MTI Merger, and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)Nothing in this Section 7.4 shall be interpreted to prohibit, restrict, limit or restrain EVI or MTI from engaging in litigation, including litigation to prevent the imposition by any Governmental Authority of any undertaking, condition, consent decree, hold separate Order, divestiture, operational restriction, or limitation or other action by any Governmental Authority that, if effected, would reasonably be expected to restrict, limit, restrain or impair (A) Parent’s ability to own, operate, retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of EVI, MTI or any of their Subsidiaries or other Affiliates from and after the EVI Effective Time or MTI Effective Time, as applicable, or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any of its Subsidiaries or other Affiliates (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) Parent’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to the stock of the EVI Survivor and the MTI Survivor. EVI and MTI shall have the sole and exclusive right to direct and control any such litigation, with counsel of its own choosing, and Parent shall reasonably cooperate with EVI and MTI with respect thereto. Notwithstanding anything else in this Agreement, in no event shall Parent, EVI, or MTI be obligated to agree to any such imposition of remedy by any Governmental Authority that is not conditional on the consummation of the EVI Merger or the MTI Merger, as applicable, and the other transactions contemplated by this Agreement.

(c)Notwithstanding anything else in this Agreement, with respect to the matters covered in this Section 7.4, it is agreed that EVI, after consulting with MTI and Parent, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Governmental Authority, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the EVI Merger, the MTI Merger and the other transactions contemplated by this Agreement. Parent and MTI agrees to take such reasonable actions as are deemed prudent by EVI to secure needed approvals from any Governmental Authority and to assist EVI in litigating or otherwise contesting objections to, or proceedings challenging, the consummation of the EVI Merger, the

MTI Merger and the other transactions contemplated by this Agreement. Neither MTI nor Parent shall permit any of its Representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation, proceeding or other inquiry unless it consults with EVI in advance and, to the extent permitted by such Governmental Authority, gives EVI the opportunity to attend and participate thereat. EVI shall keep Parent and MTI informed with respect to communications with any Governmental Authority, and will, to the extent reasonably practicable and not prohibited by such Governmental Authority, give Parent and MTI the opportunity to attend and, consistent with the provisions of this subparagraph, participate thereat.

(d)Notwithstanding anything else in this Agreement, neither EVI nor any of its Affiliates shall be required to agree or consent to any structural or conduct remedy in connection with the transactions contemplated by this Agreement.

Section 7.5.Indemnification, Exculpation, and Insurance.

(a)Parent agrees that all rights to indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the EVI Effective Time or MVI Effective Time, as applicable, now existing in favor of the current or former directors or officers of EVI, MTI and their respective Subsidiaries as provided in their respective Organizational Documents shall be assumed by the EVI Survivor or MVI Survivor, as applicable, in the Mergers, without further action, at the EVI Effective Time or MVI Effective Time, as applicable, and shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and Parent shall cause the EVI Survivor, MTI Survivor and their respective successors and assigns to comply with and honor the foregoing obligations without modification thereof.

(b)In the event that the EVI Survivor, MTI Survivor or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the EVI Survivor or MTI Survivor, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the EVI Survivor or MTI Survivor, as applicable, assume the obligations set forth in this Section 7.5.

(c)The obligations of Parent, the EVI Survivor, and the MTI Survivor under this Section 7.5 shall survive the EVI Effective Time and MTI Effective Time, as applicable, and the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 7.5 applies without the consent of such affected indemnified party. Notwithstanding anything else in this Agreement, (i) the obligations of Parent and the EVI Survivor, MTI Survivor or their respective successors shall be subject to any limitation imposed by applicable Law (including any limitation on EVI’s or MTI’s ability to indemnify its own directors and officers) and (ii) Parent shall have no obligation to maintain the existence of the EVI Survivor or the MTI Survivor following the Effective Time.

Section 7.6.Takeover Laws. EVI and MTI shall take all steps necessary to exclude the applicability of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign Law (collectively, “Takeover Laws”), or to assist in any challenge by Parent or, Merger Sub E or Merger Sub M, as applicable, to the validity or applicability of any Takeover Laws to the Mergers or any other transaction contemplated by this Agreement.

Section 7.7.Stockholder Approval.

(a)EVI shall, as promptly as reasonably practicable following the date on which the Form S-4 is declared effective under the Securities Act of 1933, in accordance with customary timing in consultation with Parent, take all action necessary to establish a record date (which shall be as promptly as reasonably practicable following the date of this Agreement), to duly call, give notice of, convene and hold a meeting of its stockholders (the “EVI Stockholder Meeting”) for the sole purpose of obtaining the EVI Stockholder Approval required in connection with this Agreement and the EVI Merger, and shall use its reasonable best efforts to (i) cause any notice required by the DGCL or Rule 257 of the Securities Act of 1933, to be mailed to EVI’s stockholders or filed with the SEC, as applicable, and to hold the EVI Stockholder Meeting as soon as reasonably practicable under the Securities Act and (ii) solicit the EVI Stockholder Approval. Except as specifically permitted by Section 7.2, the EVI Board shall continue to recommend that EVI’s stockholders vote in favor of the adoption of the Agreement and EVI shall use its reasonable best efforts to obtain the EVI Stockholder Approval in order to consummate the EVI Merger.

(b)MTI shall, as promptly as reasonably practicable following the date on which the Form S-4 is declared effective under the Securities Act of 1933, in accordance with customary timing in consultation with Parent, take all action necessary to establish a record date (which shall be as promptly as reasonably practicable following the date of this Agreement), to duly call, give notice of, convene and hold a meeting of its stockholders (the “MTI Stockholder Meeting”) for the sole purpose of obtaining the MTI Stockholder Approval required in connection with this Agreement and the MTI Merger, and shall use its reasonable best efforts to (i) cause any notice required by the NML or Rule 257 of the Securities Act of 1933, to be mailed to MTI’s stockholders or filed with the SEC, as applicable, and to hold the MTI Stockholder Meeting as soon as reasonably practicable under the Securities Act and (ii) solicit the MTI Stockholder Approval. Except as specifically permitted by Section 7.2, the MTI Board shall continue to recommend that MTI’s stockholders vote in favor of the adoption of the Agreement and MTI shall use its reasonable best efforts to obtain the MTI Stockholder Approval in order to consummate the MTI Merger.

Section 7.8.Securityholder Litigation. Each of EVI and MTI shall give Parent the opportunity, subject to a customary joint defense agreement, to participate in, but not control, the defense or settlement of any litigation against EVI, MTI and/or their respective directors relating to the transactions contemplated by this Agreement, and no settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld).

Section 7.9.Press Releases. Except as otherwise provided in Section 7.2, Parent, MTI, and EVI shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement, the Mergers or the other transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other Parties, which shall not be unreasonably withheld, except as such release or statement may be required by applicable Law or any listing agreement with or rule of any national securities exchange, in which case the Party required to make the release or statement shall consult with the other Parties about, and allow the other Parties reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the Party will consider such comments in good faith.

Section 7.10.Notification of Certain Matters. Except as prohibited by applicable Law, each of EVI, MTI and Parent shall promptly notify the other Parties in writing of:

(a)any inaccuracy of any representation or warranty contained in this Agreement or any failure to comply with any covenant to be complied with under this Agreement such that the conditions set forth in Article VIII hereof would not be satisfied;

(b)the failure of such Party to perform in any material respect any obligation to be performed by it under this Agreement;

(c)any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the Mergers or the other transactions contemplated by this Agreement;

(d)any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with such Party or any of its Subsidiaries as a result of the Mergers or the other transactions contemplated by this Agreement;

(e)any material notice or other material communication from any Governmental Authority in connection with the Mergers or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the other Parties, together with the written notice required by this Section;

(f)any filing or notice made by such Party with any Governmental Authority in connection with the Mergers or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to the other Parties together with the written notice required by this Section;

(g)any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of EVI, MTI or Parent, as applicable, threatened against, relating to or involving or otherwise affecting EVI, MTI or any of their respective Subsidiaries or Parent or any of its Subsidiaries, as applicable, or that relate to the consummation of the Mergers or the other transactions contemplated by this Agreement; and

(h)the occurrence of any matters or events that individually or in the aggregate would be reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Article VIII hereof not being satisfied; provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of any Party (or remedies with respect thereto) or the conditions to the obligations of any Party under this Agreement.

Section 7.11.Updates to Disclosure Schedule. Each of EVI and MTI shall promptly, but in no event later than five (5) Business Days prior to the Closing, supplement or amend the EVI Disclosure Schedule and MTI Disclosure Schedule, respectively, (each such supplement or amendment, a “Disclosure Schedule Update”) with respect to any matter arising after the date hereof and prior to the Closing that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein if the EVI Disclosure Schedule and MTI Disclosure Schedule, as applicable, were dated as of the date of the occurrence, existence or discovery of such matter; provided, however, no Disclosure Schedule Update shall be deemed to supplement or amend the EVI Disclosure Schedule or the MTI Disclosure Schedule and shall not affect the fulfillment of any closing condition or be deemed a waiver by the other Party of any of its rights, including its right to terminate this agreement pursuant to Section 9.1 of this Agreement. Notwithstanding anything to the contrary in this Agreement, if MTI or EVI has the right to, but does not elect to, terminate this Agreement within ten (10) days after its receipt of a Disclosure Schedule Update from the disclosing Party, then the Party receiving such Disclosure Schedule Update from the disclosing Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 7.12.Rule 16b-3. Notwithstanding anything else in this Agreement, prior to the EVI Effective Time or MTI Effective Time, as applicable, each of EVI and MTI shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of EVI equity securities or MTI equity securities, as applicable, (including derivative securities) pursuant to the transactions contemplated by this Agreement to be exempt under Rule 16b-3 (17 C.F.R. 240.16b-3) promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 (1999 SEC No-Act. LEXIS 29 (SEC No-Act. 1999)), issued by the SEC regarding such matters.

Section 7.13.Certain Tax Matters. Each Party shall each use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment and shall not take any action that would or reasonably be expected to prevent or impede such qualification. Each Party will each report the Mergers and the other transactions contemplated by this Agreement in a matter consistent with such qualification. The Parties shall cooperate in good faith with reasonable requests made by the other Parties to determine the qualification of the Mergers for the Intended Tax Treatment, including in connection with the preparation and filing of any Joint Proxy Statement or the Form S-4. Such cooperation shall include, if applicable, providing a certificate executed by an officer of the applicable Party with applicable representations and warranties reasonably requested by another Party’s tax advisors in connection with the delivery of an opinion regarding the qualification of the Mergers for the Intended Tax Treatment. Each Party shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in any such certificates described in this Section 7.13. It is understood and agreed that the Parties’ right to take any action disclosed in Section 7.1(a) of the EVI Disclosure Schedule or Section 7.1(b) of the MTI Disclosure Schedule, as applicable, will be subject to and subordinate to the Parties’ respective obligations under this Section 7.13.

Section 7.14.Transfer Taxes. All share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Mergers shall be paid by Parent, and, prior to the EVI Effective Time or MTI Effective Time, as applicable, each of EVI and MTI shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns required with respect to such Transfer Taxes.

Section 7.15.SEC Filings; EVI Stockholder Meeting and MTI Stockholder Meeting.

(a) Preparation of Form S-4 and Proxy Statement/Prospectus.

(i) As reasonably promptly as practicable following the date of this Agreement, EVI, MTI and Parent shall jointly prepare and Parent shall cause to be filed with the SEC the Form S-4, which will include the Proxy Statement/Prospectus to be sent to the stockholders of EVI and MTI relating to the EVI Stockholders Meeting and the MTI Stockholders Meeting, and will also constitute a prospectus with respect to the shares of Parent Common Stock issuable to the stockholders of EVI and MTI in the Mergers. Each of Parent, EVI and MTI will use its reasonable best efforts to have the Form S-4 declared effective and the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof with the SEC and to keep the Form S-4 effective for so long as necessary to consummate the Mergers and the other transactions contemplated hereby, and each of MTI and EVI shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of its capital stock as promptly as practicable after the Form S-4 shall have become effective and the Proxy Statement/Prospectus shall have been cleared by the SEC. Each of EVI, MTI and Parent shall furnish all non-privileged information concerning such Party as may be reasonably requested by any other Party in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. No filing of the Form S-4 will be made by Parent, and no filing of the Proxy Statement/Prospectus will be made by EVI or MTI, in each case, without providing each other Party with a reasonable opportunity to review and comment thereon.

(ii) Parent undertakes that none of the information supplied or to be supplied by or on behalf of it specifically for inclusion or incorporation by reference in the Form S-4 will: (A) at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) at the time it is first mailed to EVI’s and MTI’s stockholders or at the time of the EVI Stockholders Meeting and the time of the MTI Stockholders meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) Each of EVI and MTI undertakes that none of the information supplied or to be supplied by or on behalf of it specifically for inclusion or incorporation by reference in the Form S-4 will: (A) at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) at the time it is first mailed to its stockholders or at the time of the EVI Stockholders Meeting and the time of the MTI Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the EVI Effective Time or MTI Effective Time, any information should be discovered by Parent, MTI or EVI that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and each of the Parties shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of EVI and MTI; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(v) EVI, MTI and Parent shall each use their reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (A) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (B) at the times the Proxy Statement/Prospectus is mailed to EVI’s and MTI’s stockholders, and (C) at the time of the EVI Stockholders Meeting and the MTI Stockholders Meeting, and shall promptly notify each other upon the receipt of any comments, whether oral or written, from the SEC or the staff of the SEC on, or any request from the SEC or the staff of the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Form S-4, and shall provide each other with copies of all correspondence (and a summary of all substantive oral communications) with the SEC or the staff of the SEC with respect to the S-4 or the Proxy Statement/Prospectus. Each of EVI, MTI and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement/Prospectus or the Form S-4. Each Party shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments) or amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 prior to filing with the SEC, and shall provide to the other Parties a copy of all such filings made with the SEC.

(vi) Except for the purpose of disclosing any Adverse Recommendation Change, no amendment or supplement to the Proxy Statement/Prospectus or the Form S-4, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by EVI, MTI or Parent without the approval of the other Parties, which approval shall not be unreasonably withheld, delayed or conditioned (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Proxy Statement/Prospectus or Form S-4 to the extent such amendment or supplement is required to be included therein so that the Proxy Statement/Prospectus or Form S-4 will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a-9 under the Exchange Act or Section 11 or Section 12 of the Securities Act).

(vii) Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Mergers, and each of MTI and EVI shall furnish all information concerning it as Parent may reasonably request in connection with any such action.

(viii) Each of Parent, MTI, and EVI, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction.

(b) Stockholders Meetings. Each of MTI and EVI shall, as reasonably promptly as practicable after the later of the date on which the Form S-4 is declared effective under the Securities Act and the date on which the SEC confirms that it has no further comments on the Proxy Statement/Prospectus (such later date, the “SEC Clearance Date”), duly call, give notice of, convene and hold its stockholders meeting for the purpose of seeking the EVI Stockholder Approval and the MTI Stockholder Approval, respectively. Without the prior written consent of Parent, the foregoing shall be the only matter (other than procedure matters) which EVI and MTI shall propose to be acted on by the holders of Company Capital Stock at the stockholders meetings. In connection with the foregoing, each of MTI and EVI shall (x) file the definitive Proxy Statement/Prospectus with the SEC and cause the definitive Proxy Statement/Prospectus to be mailed to its stockholders as of the record date established for its stockholders meeting as promptly as practicable (and in any event within five (5) Business Days) after the SEC Clearance Date; and (y) subject to Section 7.7, solicit stockholder approval of the applicable Merger. Each of EVI and MTI shall, through its board of directors, (i) recommend to its stockholders that they give stockholder approval of the applicable Merger (the “Recommendation”), (ii) include such recommendation in the Proxy Statement/Prospectus, in each case, except to the extent that the applicable board of directors shall have made an Adverse Recommendation Change as permitted by Section 7.2(b), and (iii) solicit and use its reasonable best efforts to obtain the EVI Stockholder Approval or the MTI Stockholder Approval, as applicable. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which its stockholders meeting is scheduled, MTI or EVI reasonably believes that it will not have enough shares of its capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders meeting, it may postpone or adjourn, or make one or more successive postponements or adjournments of, such stockholders meeting for the purpose of obtaining sufficient proxies or constituting a quorum. In addition, each of EVI and MTI may postpone or adjourn its stockholders meeting (i) with the consent of Parent, (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that it has determined in good faith, after consultation with outside legal counsel, is necessary under applicable Law and to be disseminated and reviewed by its stockholders prior to its stockholders meeting, and (iii) solicit and use its reasonable best efforts to obtain the EVI Stockholder Approval or the MTI Stockholder Approval, as applicable. Once each of EVI and MTI have established the record date for the EVI Stockholders Meeting and MTI Stockholders Meeting, respectively, each of EVI and MTI shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. In the event that the date of the applicable stockholders meeting as originally called is for any reason adjourned or postponed or otherwise delayed, each of EVI and MTI agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or  postponement or other delay in such a way that it does not establish a new record date for its stockholders meeting, as so adjourned, postponed or delayed, except as required by applicable Law.  Each of EVI and MTI shall, upon the reasonable request of Parent, provide the aggregate vote tally of the proxies received with respect to its stockholder approval. MTI shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the MTI Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the MTI Stockholders Meeting is not reasonably likely to satisfy the requirements of MTI Organizational Documents and applicable Law, MTI shall, in consultation with Parent, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

Section 7.16.Exchange Listing. Prior to the earlier of the MTI Effective Time and the EVI Effective Time, the Parties shall take all actions and do all things reasonably necessary to cause the shares of Parent Common Stock to be approved for listing on The NASDAQ Capital Market, subject to official notice of issuance.

ARTICLE VIII. CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 8.1.Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers is subject to the satisfaction (or, if legally permissible, waiver) at or prior to the EVI Effective Time and MTI Effective Time of the following conditions:

(a)EVI Stockholder Approval. The EVI Stockholder Approval shall have been obtained.

(b)MTI Stockholder Approval. The MTI Stockholder Approval shall have been obtained.

(c)No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the Mergers shall be in effect or threatened, and no Law shall have been enacted or promulgated by any Governmental Authority that prohibits or makes illegal consummation of the Mergers.

(d)Litigation. There shall be no pending or threatened action by or before any Governmental Entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Order, writ, judgment, injunction or decree issued by any Governmental Entity that has that effect.

(e)Government Consents.  Any competition filings or authorizations required under applicable Law shall have been made or obtained.

(f)NASDAQ Listing.  The Parent Common Stock shall have been approved for listing on The NASDAQ Capital Market.

Section 8.2.Conditions to Obligations of Parent, Merger Sub E and Merger Sub M. The obligation of Parent, Merger Sub E and Merger Sub M to consummate the Mergers is also subject to the satisfaction (or waiver by Parent if permitted under applicable Law) at or prior to the EVI Effective Time or the MTI Effective Time, as applicable, of the following conditions:

(a)Accuracy of Representations and Warranties. Each of the representations and warranties of EVI and MTI set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “EVI Material Adverse Effect”, “MTI Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing (provided  that in each case that representations and warranties made as of a specific date shall be required to be so true and correct  as of such date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have an EVI Material Adverse Effect or MTI Material Adverse Effect, as applicable.

(b)Performance and Compliance. Each of EVI and MTI shall have performed or complied in all material respects with each of the obligations required to be performed or complied with by it under this Agreement at or prior to the EVI Effective Time or MTI Effective Time, as applicable.

(c)Consents and Approvals. Each of EVI and MTI shall have obtained each consent, authorization, approval, exemption, filing, registration or qualification as set forth on Schedule 8.2(c).

(d)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred an EVI Material Adverse Effect or MTI Material Adverse Effect.

(e)MTI Preferred Stock Conversion.  All of the issued and outstanding shares of MTI Preferred Stock shall have converted into MTI Common Stock at or prior to the MTI Effective Time.

(f)MTI Convertible Notes.  All of the issued and outstanding convertible notes of MTI shall have converted into MTI Common Stock at or prior to the MTI Effective Time.

(g)Officer’s Certificate. EVI shall have delivered to Parent a certificate signed on behalf of EVI by an executive officer thereof, dated the Closing Date and certifying that each of the conditions specified in subsections Section 8.2(a), Section 8.2(b), Section 8.2(c), and Section 8.2(d) of this Section 8.2, solely with respect to itself, have been met.  MTI shall have delivered to Parent a certificate signed on behalf of MTI by an executive officer thereof, dated the Closing Date and certifying that each of the conditions specified in subsections Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e) of this Section 8.2, solely with respect to itself, have been met.

(h)Lockup Agreement.  Any Person that would be the beneficial owner of five percent (5%) or more of the Parent Common Stock after the Closing and each Person set forth on Schedule 8.2(g) shall have executed and delivered a lockup agreement to Parent and such lockup agreement shall be in a form reasonably satisfactory to Parent.

(i)Consulting Agreement Termination.  The Consulting Agreement between Ben Kaplan and MTI shall have been terminated prior to the MTI Effective Time and Ben Kaplan shall have executed and delivered a general release to Parent and such general release shall be in a form reasonably satisfactory to Parent.

(j)Board Member Agreement Terminations.  The Board Member Agreement between Ben Kaplan and MTI and the Board Member Agreement between Mark Croskery and MTI shall have been terminated prior to the MTI Effective time and Ben Kaplan and Mark Croskery shall each have executed and delivered a new board member agreement to Parent and such board member agreement shall be in a form reasonably satisfactory to Parent.

(k)MTI Indebtedness. Any and all indebtedness owed to eHave by MTI shall be discharged, extinguished and satisfied in full prior to the MTI Effective Time.

Section 8.3.Conditions to Obligation of EVI. The obligation of EVI to effect the EVI Merger is also subject to the satisfaction or waiver by EVI at or prior to the EVI Effective Time of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of Parent and MTI set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “MTI Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing (provided that in each case that representations and warranties made as of a specific date shall be required to be so true and correct  as of such date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a MTI Material Adverse Effect

(b)Performance of Obligations of Parent and MTI. Parent and MTI shall each have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the EVI Effective Time.

(c)Consents and Approvals. Parent and MTI shall each have obtained each consent, authorization, approval, exemption, filing, registration or qualification as set forth on Schedule 8.3(c).

(d)No MTI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a MTI Material Adverse Effect.

(e)Officer’s Certificate. Parent and MTI shall each have delivered to EVI a certificate signed on behalf of Parent and MTI, respectively, by an executive officer thereof, dated the Closing Date and certifying that each of the conditions specified in subsections Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(d) of this Section 8.3, solely with respect to Parent or MTI, as applicable, have been met.

Section 8.4.Conditions to Obligation of MTI. The obligation of MTI to effect the MTI Merger is also subject to the satisfaction or waiver by MTI at or prior to the MTI Effective Time of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of Parent and EVI set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “EVI Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing (provided that in each case that representations and warranties made as of a specific date shall be required to be so true and correct  as of such date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have an EVI Material Adverse Effect

(b)Performance of Obligations of Parent and EVI. Parent and EVI shall each have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the MTI Effective Time.

(c)Consents and Approvals. Parent and EVI shall each have obtained each consent, authorization, approval, exemption, filing, registration or qualification as set forth on Schedule 8.4(c).

(d)No EVI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred an EVI Material Adverse Effect.

(e)Officer’s Certificate. Parent and EVI shall each have delivered to MTI a certificate signed on behalf of Parent and EVI, respectively, by an executive officer thereof, dated the Closing Date and certifying that each of the conditions specified in subsections Section 8.4(a), Section 8.4(b), Section 8.4(c) and Section 8.4(d) of this Section 8.4, solely with respect to Parent or EVI, as applicable, have been met.

ARTICLE IX. TERMINATION; AMENDMENT; WAIVER

ARTICLE VIII. ARTICLE IX.

Section 9.1.Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing, whether before or after the EVI Stockholder Approval or the MTI Stockholder Approval has been obtained:

(a)by mutual written agreement of EVI, Parent and MTI, duly authorized by the respective board of directors of each;

(b)by EVI, MTI or Parent, if:

(1)any court of competent jurisdiction or other Governmental Authority shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(1) shall have used its reasonable best efforts to contest, appeal and remove such Order or action and shall not be in violation of Section 7.4 hereof; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to any Party if the issuance of such final, non-appealable Order was substantially the result of the failure of such Party to perform any of its obligations under this Agreement;

(2)the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(2) shall not be available to any Party whose failure to fulfill in any material respect any covenants and agreements of such Party under this Agreement is a principal cause of the failure of the Mergers to be consummated by the Outside Date; or

(3)the EVI Stockholder Meeting or MTI Stockholder Meeting shall have been duly held and completed and the EVI Stockholder Approval or MTI Stockholder Approval, as applicable, shall not have been obtained at that meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(3) shall not be available to EVI or MTI, as applicable, if the failure by EVI or MTI, as applicable, to perform any of its obligations under this Agreement has been a principal cause of the failure to obtain the EVI Stockholder Approval or MTI Stockholder Approval, as applicable.

(c)by Parent, if:

(1)the representations and warranties of EVI or MTI shall not be true and correct as of the date hereof or shall become not true and correct at any time hereafter or EVI or MTI shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b), and which failure to be true and correct, breach or failure to perform is not capable of being cured by EVI or MTI, as applicable, by the Outside Date or, if capable of being cured, is not cured by EVI or MTI, as applicable, within ten (10) days following written notice to EVI or MTI, as applicable, but no later than the Outside Date;

(2)(A) the EVI Board or MTI Board makes an Adverse Recommendation Change; (B) EVI or MTI shall have publicly announced its intention to make an Adverse Recommendation Change; or (C) EVI or MTI shall have materially breached any of its obligations under Section 7.2; or

(3)EVI or MTI shall have entered into an Acquisition Agreement or shall have publicly announced its intention to do so;

(d)by EVI, if:

(1)the representations and warranties of Parent and MTI shall not be true and correct or Parent or MTI shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b), and which failure to be true and correct, breach or failure to perform is not cured by Parent or MTI, as applicable, within ten (10) days following written notice to Parent or MTI, as applicable, or is by its nature or timing not capable of being cured; or

(2)(A) the MTI Board makes an Adverse Recommendation Change; (B) MTI shall have publicly announced its intention to make an Adverse Recommendation Change; or (C) MTI shall have materially breached any of its obligations under Section 7.2;

(3)MTI shall have entered into an Acquisition Agreement or shall have publicly announced its intention to do so; or

(4)If the holders of more than 100,000 shares of MTI Common Stock assert appraisal rights;

(e)by MTI, if:

(1)the representations and warranties of Parent and EVI shall not be true and correct or Parent or EVI shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.4(a) or Section 8.4(b), and which failure to be true and correct, breach or failure to perform is not cured by Parent or EVI, as applicable, within ten (10) days following written notice to Parent or EVI, as applicable, or is by its nature or timing not capable of being cured; or

(2)(A) the EVI Board makes an Adverse Recommendation Change; (B) EVI shall have publicly announced its intention to make an Adverse Recommendation Change; or (C) EVI shall have materially breached any of its obligations under Section 7.2; or

(3)EVI shall have entered into an Acquisition Agreement or shall have publicly announced its intention to do so.

The Party desiring to terminate this Agreement pursuant to clause Section 9.1(b) Section 9.1(c), Section 9.1(d) or Section 9.1(e) of this Section 9.1 shall give written notice of such termination to the other Parties in accordance with Section 10.8, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2.Effect of Termination. If this Agreement is terminated and the Mergers are abandoned pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, MTI or EVI, other than the provisions of Section 7.3(b), Section 9.2, Section 9.3 and Article X and except for any material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, which material breach and Liability therefor shall not be affected by termination of this Agreement.

Section 9.3.Fees and Expenses.

(a)Whether or not the Mergers are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(b)If this Agreement is terminated pursuant to Section 9.1(c)(2) (Adverse Recommendation Change) or Section 9.1(c)(3) (Alternative Transaction), then EVI or MTI, as applicable, shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third-party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”).

(c)Intentionally omitted.

(d)Intentionally omitted.

(e)In the event that this Agreement is terminated by Parent pursuant to Section 9.1(b)(3), (Stockholder No Vote), EVI or MTI, whichever Party did not obtain the approval of its stockholders, shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay to Parent an amount equal to the Parent Expenses.

(f)In the event that this Agreement is terminated by EVI pursuant to Section 9.1(b)(3) (Stockholder No Vote), Section 9.1(d)(2), Section 9.1(d)(3) or Section 9.1(d)(4), MTI shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay to EVI an amount equal to all of EVI’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third-party advisors fees and expenses) actually incurred by EVI and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement plus a $2 million termination fee.

(g)In the event that this Agreement is terminated by MTI pursuant to Section 9.1(b)(3) (Stockholder No Vote), Section 9.1(e)(2) or Section 9.1(e)(3), EVI shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay to MTI an amount equal to all of MTI’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third-party advisors fees and expenses) actually incurred by MTI and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement plus a $2 million termination fee.

(h)Each of Parent, MTI and EVI acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, EVI, MTI and Parent would not enter into this Agreement. Accordingly, if any Party fails to pay any amount due to another Party pursuant to this Section 9.3 when due, the Party failing to make such payment shall pay the costs and expenses (including legal fees and expenses) of the other Party in connection with any Action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime lending rate prevailing at such time as published in The Wall Street Journal from the date such amount was first payable to the date it is paid.

Section 9.4.Amendment. To the extent permitted by applicable Law, this Agreement may be amended by Parent (with approval by the Parent Board), EVI (with approval of the EVI Board), and MTI (with approval of the MTI Board), at any time before or after receipt of the EVI Stockholder Approval and MTI Stockholder Approval but, after receipt of the EVI Stockholder Approval or MTI Stockholder Approval, no amendment shall be made which decreases the EVI Merger Consideration or MTI Merger Consideration, respectively, or which adversely affects the holders of any class or series of stock of EVI or MTI without the approval of the affected stockholders. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the Parties.

Section 9.5.Extension; Waiver; Remedies.

(a)At any time prior to the Effective Time, each Party may:

(1)extend the time for the performance of any of the obligations or other acts of the other Parties,

(2)waive any inaccuracies in the representations and warranties contained herein by any other applicable Party or in any document, certificate or writing delivered pursuant hereto by any other applicable Party, or

(3)waive compliance by any Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of this provision, Parent, Merger Sub E, and Merger Sub M, shall be considered one Party and each of EVI and MTI shall be considered a separate Party.

(b)All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. The failure or delay by any Party to assert any of its rights hereunder or otherwise available in respect hereof at Law or in equity shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under or in respect of this Agreement.

ARTICLE X. MISCELLANEOUS

Section 10.1.Entire Agreement. This Agreement (including the EVI Disclosure Schedule, the MTI Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 10.2.Assignment. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties, provided, however, that each of Parent, Merger Sub E and Merger Sub M may assign any of their respective rights and obligations to any one or more Affiliate of Parent, but no such assignment shall relieve Parent, Merger Sub E or Merger Sub M, as the case may be, of its obligations hereunder.

Section 10.3.Amendment and Waiver. Subject to Section 9.4, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, MTI and EVI, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.4.Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.5.Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance, and enforcement of this Agreement.

Section 10.6.Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the state of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

Section 10.7.Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject-matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject-matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.7; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of EVI, MTI and Parent hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.8 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Mergers.

(b)EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.7(b).

Section 10.8.Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by email in portable document format (PDF) or similar electronic attachment (A) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received confirmation of receipt by the recipient and (B) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received confirmation of receipt by the recipient, on the following Business Day; or (iv) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Parent, Merger Sub E or Merger Sub M, to:

PSLY.COM, INC.

18975 Collins Avenue, Unit 604

Sunny Isles Beach, Florida 3316

Email: david@ei.ventures.com

jason@ei.ventures.com

Attention: David Nikzad and Jason Hobson

If to MTI, to:

MYCOTOPIA THERAPIES, INC.

18851 NE 29th Ave., Suite 700, Aventura, FL 33180

Email: bkaplan@tpia.life

Attention: Ben Kaplan

with a copy (which will not constitute notice to MTI) to:

JONATHAN D. LEINWAND, P.A.

18305 Biscayne Blvd., Suite 200, Aventura, FL 33160

Facsimile: 954-252-4265

Email: jonathan@jdlpa.com

Attention: Jonathan Leinwand

If to EVI, to:

Ei.Ventures, Inc.

18975 Collins Avenue, Unit 604

Sunny Isles Beach, Florida 33160

Email: david@ei.ventures.com

jason@ei.ventures.com

Attention: David Nikzad and Jason Hobson

with a copy (which will not constitute notice to EVI) to:

Potomac Law Group, PLLC

1300 Pennsylvania Avenue, NW, Suite 700

Washington, D.C. 20004

Tel: (703) 675-6204 | Fax: (202) 318-7707

Email: ggiammittorio@potomaclaw.com

Attention: Greg Giammittorio

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.9.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 7.4(b) (which is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Persons).

Section 10.10.Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.11.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a facsimile or scanned image and that Party’s Closing counsel.

Section 10.12.Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the EVI Effective Time or MTI Effective Time. This Section 10.12 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the EVI Effective Time or MTI Effective Time.

Section 10.13.Obligations of MTI, EVI and Parent. Whenever this Agreement requires a Subsidiary of MTI to take any action, such requirement shall be deemed to include an undertaking on the part of MTI to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of EVI to take any action, such requirement shall be deemed to include an undertaking on the part of EVI to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

EVI

By:
Name:	David Nizkad
Title:	Chief Executive Officer

MTI

By:
Name:	Ben Kaplan
Title:	Chief Executive Officer

PARENT

By:
Name:	David Nizkad
Title:	President

MERGER SUB E

By:
Name:	David Nizkad
Title:	President

MERGER SUB M

By:
Name:	David Nizkad
Title:	President

Schedule 8.2(c)

Consents and Approvals

None.

Schedule 8.2(g)

Lockup Agreement

Ben Kaplan

Orthogonal Thinker, Inc.

eHave, Inc.

Schedule 8.3(c)

Consents and Approvals

None.

Schedule 8.4(c)

Consents and Approvals

None.

Annex A-1

Amended and Restated Certificate of Incorporation for EVI

See attached.

Annex A-2

Amended and Restated Bylaws of EVI

See attached.

Annex B-1

Amended and Restated Certificate of Incorporation for MTI

See attached.

Annex B-2

Amended and Restated Bylaws of MTI

See attached.

Annex C

Directors and Officers

EVI Survivor

Director – David Nikzad

President – David Nikzad

Treasurer – Jason Hobson

Secretary – Jason Hobson

MTI Survivor

Director – David Nikzad

President – David Nikzad

Treasurer – Jason Hobson

Secretary – Jason Hobson